UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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BOOZ ALLEN HAMILTON HOLDING CORPORATION
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Notice of 2021
Annual Meeting
of Stockholders
and Proxy Statement
July 28, 2021

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

                                                June 17, 2021

Dear Fellow Stockholder:

I am pleased to invite you to join our Board of Directors, senior leadership, and fellow stockholders at our Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on July 28, 2021. Enclosed with this proxy statement are your proxy card and our 2021 annual report to stockholders.

Items of business to be transacted at our Annual Meeting are:
1.Election of four directors;
2.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022;
3.A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement; and
4.Consideration of any other business that may properly be brought before the Annual Meeting.
The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3.
Due to concerns regarding the coronavirus (“COVID-19”) and to protect the safety and well-being of our stockholders, Board of Directors, and employees, and other participants, our 2021 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2021. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card. You may also sign, date, and return the proxy card in the envelope provided.
On behalf of Booz Allen, thank you for your continued support and investment.
Sincerely,
Horacio D. Rozanski
President and Chief Executive Officer

NOTICE OF BOOZ ALLEN HAMILTON HOLDING CORPORATION'S 2021 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. (EDT), July 28, 2021

Place:*	Virtual meeting at www.virtualshareholdermeeting.com/BAH2021

Agenda:	1. The election of four director nominees named in the proxy statement;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2022;

3. A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement; and

4. The transaction of any other business that may properly be brought before the Annual Meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3.

Record Date:	Only holders of record of the Company’s Class A common stock on June 7, 2021 will be entitled to vote at the Annual Meeting.

Date of Distribution:	The proxy materials or a Notice of Internet Availability were sent to stockholders on or about June 17, 2021.

Proxy Voting:
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided.

* Due to concerns regarding COVID-19 and to protect the safety and well-being of our stockholders, Board of Directors, and employees, and other participants, our 2021 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2021. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. If you plan to participate in the virtual meeting, please see “Important Information About Annual Meeting and Proxy Procedures.”
    On Behalf of the Board of Directors,

Jacob D. Bernstein
Secretary
June 17, 2021
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 28, 2021: This Notice of Annual Meeting, accompanying Proxy Statement, and our 2021 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K for the year ended March 31, 2021 and the entire proxy statement carefully before voting.
Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our,” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) “Booz Allen Holding” or "Booz Allen" refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refers to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen Holding; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our Class A common stock; (vi) “fiscal,” refers to our fiscal years ended March 31; and (vii) “you,” “your,” “yours,” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the Annual Meeting.
2021 Annual Meeting of Stockholders
Date and Time:      July 28, 2021 at 8:00 a.m. (EDT)
Place:      Virtual meeting at www.virtualshareholdermeeting.com/BAH2021
Record date:      June 7, 2021
Admission:    Due to concerns regarding COVID-19 and to protect the safety and well-being of our stockholders, Board of Directors, and employees, and other participants, our 2021 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2021. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. If you plan to participate in the virtual meeting, please see "Important Information about Annual Meeting and Proxy Procedures."
Voting Matters and Board Recommendations
Stockholders are being asked to vote on the following matters at the 2021 Annual Meeting of Stockholders:

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of four director nominees	FOR each nominee	7
No. 2	Ratification of appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for fiscal year 2022	FOR	51
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis ("CD&A") of the proxy statement	FOR	52
How to Vote
Stockholders as of the record date may vote electronically at the virtual meeting or vote in advance by submitting a proxy by Internet, telephone, or mail as follows:

Vote by Internet	Vote by Telephone	Vote by Mail
Visit proxyvote.com	Call the phone number located on the top of your proxy card.	Complete, sign, date and return your proxy card in envelope provided.

Company Performance and Highlights
During fiscal year 2021, we returned $571.3 million to stockholders in the form of:
◦$181.1 million in quarterly dividends — three regular dividends of $0.31 per share and one regular dividend of $0.37 per share;
◦$318.1 million through the repurchase of 4.1 million shares of Class A common stock (which includes 3.8 million of open market share repurchases, as well as 0.3 million shares to cover the minimum statutory withholding taxes on restricted stock units that vested on various dates during the period); and
◦$72.2 million through a strategic minority investment.
•The Board increased the quarterly dividend 19% for performance in the third quarter of fiscal year 2021, payable in the fourth quarter of fiscal year 2021.
•During fiscal year 2021, our stock price increased by approximately 16%, with a total stockholder return of approximately 19%.
Total Stockholder Return
As of March 31, 2021
Note: Total stockholder return assumes dividends are reinvested.

Our Board of Directors
This year's Board nominees include four Class II directors—Horacio D. Rozanski, Ian Fujiyama, Mark E. Gaumond, and Gretchen W. McClain. Each nominee is listed below, along with the continuing directors, and you can find additional information under "Proposal 1: Election of Directors" beginning on page 7.

Name	Class	Age	Director Since	Independent	Committee Membership: Audit	Comp	Nom. & Corp. Gov.	Executive
2021 Director Nominees								
Horacio D. Rozanski	II	53	2014					Member
Ian Fujiyama	II	48	2008	I		Member	Chair	Member
Mark Gaumond	II	70	2011	I	Chair, Financial Expert			Member
Gretchen W. McClain	II	58	2014	I		Chair	Member	Member
Continuing Directors								
Ralph W. Shrader ★	I	76	2008	I				Chair
Joan Lordi C. Amble	I	68	2012	I	Member, Financial Expert			
Michèle A. Flournoy	I	60	2018	I		Member	Member	
Melody C. Barnes	III	57	2015	I		Member	Member	
Ellen Jewett	III	62	2018	I	Member, Financial Expert			
Arthur E. Johnson	III	74	2011	I	Member			
Charles O. Rossotti	III	80	2008	I	Member, Financial Expert			

★ = Chair of the Board Chair icon = Chair Member icon = Member Financial Expert icon = Financial Expert I = Independent Director

Director Independence	Tenure

Non-Independent Directors (1)
Independent Directors (10)

Age Mix	Diversity

73% of our Directors (8 of 11) are Women, Asian, Hispanic, and/or African-American

Corporate Governance Highlights
•Ten of our 11 directors are independent, and the Audit, Compensation, and Nominating and Corporate Governance Committees are 100% independent.
•We provide for a majority voting standard in our bylaws for the election of directors in uncontested elections, with the requirement that any incumbent director nominee who does not receive a majority of the votes validly cast in an uncontested election tender his or her resignation, subject to acceptance by the Board of Directors.
•We have a diverse Board of Directors in terms of gender, ethnicity, experience, tenure, and skills.
•Our directors attended 99% of the total aggregate number of Board of Directors and committee meetings.
•The Board of Directors holds regular executive sessions of non-management directors.
•The Board of Directors conducts an annual discussion on management succession planning.
•We prohibit short sales and derivative transactions in our equity, and hedging and pledging of our stock.
•Our equity awards include a provision for the recoupment of equity-based compensation in the event of misconduct leading to a financial restatement.
•Our Investor Relations team and management regularly engage with current and potential stockholders.
•We do not have a poison pill in place.
•We adhere to robust executive officer and director stock ownership guidelines.
•We conduct annual Board and committee evaluations and self-assessments.
•We adhere to a sound policy on public company Board service to ensure a director's ability to devote necessary time to serve on our Board.
Executive Compensation Highlights
•We continue to utilize a partnership-style compensation model that fosters a culture of collaboration and long-term ownership mindset that encourages our executives to think and act in the best interests of the Company. The spirit of collective ingenuity is paramount to our success and underscores our commitment to inclusion, collaboration, and service.
•We are a values-driven organization with a guiding purpose to empower people to change the world. Our executives are committed to bold thinking, holding themselves and those around them accountable to act with integrity, and realizing positive change in all the work we do. Our executive compensation program is intrinsically tied to our purpose and values. We believe our executives are motivated to act in the best interests of the Company with an emphasis on problem solving, passionate service, and collective ingenuity across markets, clients, and opportunities.
•Together with our Compensation Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. We continuously seek to evolve our approach and stay connected with the views of our stockholders. Our compensation program links our executive rewards packages with the long-term interests of our stockholders and includes a long-term performance-based component to our program, where a portion of our executives’ compensation is tied to the achievement of multi-year performance goals. For more details on our compensation program, please see our discussion in the CD&A beginning with the Executive Summary on page 28.

Environmental, Social, Governance Discussion and Highlights
ESG Governance Structure
As we advance our approach to managing Environmental, Social, Governance ("ESG") impact, we are further integrating ESG principles into our existing business model, guided by our purpose to “empower people to change the world” and underpinned by our corporate values.
•Board of Directors: Our Board of Directors, through the authority of the Nominating and Corporate Governance Committee, provides oversight of our ESG strategy, including our approach to ESG-related risks, opportunities, disclosure, operations, and management.
•ESG Committee: The executive management-level ESG Committee operates with the Board of Directors’ authority to execute ESG matters. Chaired by our Chief Legal Officer and comprised of senior executives, including our President and Chief Executive Officer, the ESG Committee champions our ongoing commitment to our ESG strategy and integration of ESG principles into our business strategy, facilitated by the ESG Function of our Office of the Corporate Secretary (the "ESG Function"), as described below.
•ESG Council: The management-level ESG Council leverages the collective ingenuity of key functional and business leaders across the Company, each holding operational or policy-level responsibility for an area of our performance or practices that relates to our ESG priorities. The ESG Council is designed and facilitated by the ESG Function to achieve a consistent and collaborative approach to our ESG priorities both through the Council membersʼ day-to-day work and through cross-functional initiatives.
•ESG Function: The ESG Function drives our global ESG strategy and supports our Board of Directors, ESG Committee, and ESG Council by providing data-driven guidance for strategic decision-making, enhancing responsible transparency through internal accountability and external reporting channels, and advocating for integration of ESG principles into business strategy.
ESG Priorities and ESG Reporting
•In fiscal year 2020, we identified six priority areas of focus for our ESG strategy: Ethics & Integrity, Mission & Innovation, Employee Experience, Community Engagement, Global Resilience, and Information Security.
•These six core categories provide an organizing principle for the more granular ESG topics that may represent drivers of long-term positive impact across our value chain. We explore our management and performance of specific aspects of these six categories in our 2020 ESG Impact Report, which is available on our website, www.boozallen.com. Topics that may be priorities for our 2020 ESG Impact Report are not necessarily material for purposes of the U.S. federal securities laws or for other purposes.
•We plan to release our 2021 ESG Impact Report later this calendar year. Our 2020 ESG Impact Report was built on the foundation of the Global Reporting Initiative’s Sustainability Reporting Standards (Core Option). Looking ahead, we intend to further align to additional reporting frameworks and standards.
ESG Awards
For detail regarding our fiscal year 2020 ESG performance, please see our 2020 ESG Impact Report, which is available on our website. Our fiscal year 2021 ESG performance will be detailed in our 2021 ESG Impact Report, which will be available later this calendar year.
Below are select award designations Booz Allen has received in the past year:
•Recognized as one of the “World’s Most Ethical Companies” by Ethisphere for the second consecutive year
•Received a perfect score on the Corporate Equality Index for the eleventh consecutive year and designated as a “Best Place to Work for LGBTQ Equality”
•Received a perfect score on the Disability Equality Index for the sixth consecutive year and named a “Best Place to Work for Disability Inclusion”
•Ranked #2 on the 2021 Forbes list of “America’s Best Employers for Diversity” and further recognized by Forbes as a “Best Employer for Women” and a “Best Employer for Veterans”

•Recognized by Working Mother as one of the “100 Best Companies” for 22 consecutive years
•Included in Fortune Magazine’s “World’s Most Admired Companies” for the tenth consecutive year
•Recipient of the Washington Business Journal’s “Corporate Philanthropy Award,” the Mental Health America “Corporate Excellence Award,” and the U.S. Small Business Association’s Dwight D. Eisenhower “Award for Excellence”

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure
The Company currently has eleven directors divided into three classes: three in Class I, four in Class II, and four in Class III. The terms of office of the four Class II directors expire at the 2021 Annual Meeting of Stockholders.
Class II Election
The four nominees for election as Class II directors are listed below. If elected, the nominees for election as Class II directors will serve for one-year terms and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.

Class II Nominees
To be elected in an uncontested election, a nominee must receive a majority of the votes validly cast with respect to that nominee’s election at the annual meeting represented either in person or by proxy at the annual meeting. To be elected in a contested election, a nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting. Any nominee who is an incumbent director and does not receive a majority of the votes cast in an election that is not a contested election must promptly tender his or her resignation contingent on the acceptance of that resignation by the Board to the chair of the Board following certification of the election results. The Nominating and Corporate Governance Committee and the Board believe that each Class II Nominee brings a strong and diverse set of skills and experiences to the Company, including significant government, public company, financial, and strategic experience, that will strengthen our Board's independent leadership and effectiveness with respect to our business and long-term strategy. The Class II Nominees are as follows:

Director	Principal Occupation, Business Experience and Other Directorships Held

Horacio D. Rozanski (Class II)	Horacio Rozanski is the President and Chief Executive Officer of Booz Allen Hamilton. A respected authority and leader in the consulting industry, Mr. Rozanski has expertise in business strategy, technology and operations, talent and diversity, and the future of consulting. He joined Booz Allen in 1992 as a consultant to commercial clients, was elected vice president in 1999, and served as our Chief Personnel Officer, Chief Strategy and Talent Officer, Chief Operating Officer, and President before becoming Chief Executive Officer in 2015. He also is a member of our Board of Directors. Today, Mr. Rozanski is also Chairman of the Board of Directors for Children’s National Medical Center and a member of the Boards of Directors at Marriott International and CARE. He is also a member of the Business Roundtable, the United States Holocaust Memorial Museum’s Committee on Conscience, the Kennedy Center Corporate Fund Board, and the Aerospace Industries Association Finance Committee.

Age: 53 Director since: 2014 Committee: • Executive
Specific qualifications, experience, skills, and expertise include:
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Ian Fujiyama (Class II)	Mr. Fujiyama is a Managing Director of The Carlyle Group, a private equity firm, as well as head of the firm's Global Aerospace, Defense, and Government Services team. Mr. Fujiyama joined Carlyle in 1997, and in 1999 he spent two years in Hong Kong and Seoul working with Carlyle's Asia buyout fund, Carlyle Asia Partners. Prior to joining Carlyle, Mr. Fujiyama was an associate at Donaldson Lufkin and Jenrette Securities Corp., with a focus on high yield and merchant banking transactions. He currently serves as a member of the boards of directors of Dynamic Precision Group, Novetta Solutions LLC, NORDAM Group LLC, KLDiscovery, Two Six Technologies, and StandardAero. He previously served on the board of directors of ARINC Incorporated from 2007 to 2013.

Age: 48 Director since: 2008 Independent Committees: • Executive • Compensation • Nominating and Corporate Governance (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Experience in mergers and acquisitions; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Director	Principal Occupation, Business Experience and Other Directorships Held

Mark E. Gaumond (Class II)	Mr. Gaumond has 35 years of experience working with senior management and audit committees of public and privately-held companies. He held senior positions with E&Y from 2002 to 2010, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a 27-year career at Andersen LLP. Mr. Gaumond has a BA from Georgetown University and an MBA from New York University. He is a member of the American Institute of Certified Public Accountants. He has served as a director of First American Funds since 2016. Mr. Gaumond formerly served as a director of Cliff's Natural Resources, Inc. from July 2013 to September 2014, Rayonier, Inc. from November 2010 to June 2014, and Rayonier Advanced Materials, Inc. from July 2014 to May 2020, and is a former trustee of The California Academy of Sciences.

Age: 70 Director since: 2011 Independent Committees: • Audit (Chair) • Executive
Specific qualifications, experience, skills, and expertise include:

• Expertise in finance, financial planning, and compliance and controls;
• Core business skills, including financial and strategic planning; and
• Public company audit committee experience.

Gretchen W. McClain (Class II)	Ms. McClain was the founding President and Chief Executive Officer of Xylem, Inc. ("Xylem") from October 2011 to September 2013. She joined Xylem as the founding CEO in 2011 when it was formed and taken public from a spinoff of the water business of ITT Corporation ("ITT"). She joined ITT in 2005 as the President of its residential and commercial water business, and served as the SVP and President of ITT's commercial businesses from 2008 to 2011. Ms. McClain has served in a number of senior executive positions at Honeywell Aerospace (formerly AlliedSignal), including VP and General Manager of the Business, General Aviation and Helicopters Electronics division, and VP for Engineering and Technology, as well as for Program Management in Honeywell Aerospace's Engines, Systems and Services Division. She also spent nine years with NASA and served as Deputy Associate Administrator for Space Development, where she played a pivotal role in the successful development and launch of the International Space Station Program as Chief Director of the Space Station and Deputy Director for Space Flight. Ms. McClain graduated from the University of Utah with a BS in Mechanical Engineering. She currently serves as a director of AMETEK, Inc., J.M. Huber Corporation (a family-owned business), and Axius Water and Victory Innovations, and previously served as a director of Hennessy Capital Acquisition Corp. IV from 2018 to 2020, Xylem, Inc. from 2011 to 2013, Con-Way Inc. from June 2015 to October 2015, Boart Longyear Limited from November 2015 to August 2019, and Faradyne Motors from 2009 to 2013. She also serves as Operating Executive for the Carlyle Group and as Chair of the nonprofit board of Intermountain Healthcare Salt Lake Valley Hospitals.

Age: 58 Director since: 2014 Independent Committees: • Compensation (Chair) • Nominating and Corporate Governance • Executive
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Public company directorship and audit committee experience.

The Board of Directors recommends a vote FOR each of the Class II nominees.

CONTINUING DIRECTORS
The seven directors whose terms will continue after the Annual Meeting and will expire at the 2022 Annual Meeting (Class I and III) are listed below.

Director	Principal Occupation, Business Experience and Other Directorships Held

Ralph W. Shrader (Class I)	Dr. Shrader is our Chair and has served in this position since 2008. He previously served as our Chief Executive Officer from 2008 to December 31, 2014 and as our President from 2008 to December 31, 2013. He has also served as Chair of Booz Allen Hamilton since 1999 and as Chief Executive Officer of Booz Allen Hamilton from 1999 to December 31, 2014. Dr. Shrader has been an employee of our Company since 1974. He is the seventh chair since our Company's founding in 1914 and has led our Company through a significant period of growth and strategic realignment. Dr. Shrader is active in professional and charitable organizations and was previously Chairman of the Armed Forces Communications and Electronics Association.

Age: 76 Director since: 2008 Chair Committee: • Executive (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Joan Lordi C. Amble (Class I)	Ms. Amble was the Executive Vice President, Finance for the American Express Company from May 2011 to December 2011, and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital and GE Financial Services. Ms. Amble is the President of JCA Consulting, LLC, and serves on the board of directors of Zurich Insurance Group since April 2015. Ms. Amble also served on the boards of directors of XM Radio Inc. from 2006, and then the merged Sirius XM Holdings Inc. from 2008, until June 2021. In addition, she serves as an independent advisor to the Control and Risk Committee of the Executive Committee of the U.S. affiliate of Société Général, S.A. since October 2016 and served as a member of the Standing Advisory Group for the Public Company Accounting Oversight Board from 2014 to 2020. Ms. Amble also served as a director at Brown-Forman Corporation from 2011 to 2016 and Broadcom Corporation from 2009 to 2011.

Age: 68 Director since: 2012 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Director	Principal Occupation, Business Experience and Other Directorships Held

Michèle A. Flournoy (Class I)
Ms. Flournoy is co-founder and managing partner of WestExec Advisors, a strategic advisory firm founded in 2017. Prior to her position, she served as the Under Secretary of Defense for Policy from 2009 to 2012. She serves on the board of Amida Technology Solutions and nonprofit boards of the Center for a New American Security (CNAS), a bipartisan think tank which she co-founded in 2007 and served as its Chief Executive Officer from 2014 to 2016, The Mission Continues, CARE, and The War Horse. Previously, Ms. Flournoy served on the boards of directors of CSRA Inc. from 2015 to 2018, The MITRE Corporation from 2013 to 2017, and Rolls Royce North America, Inc. from 2012 to 2015, and was a senior advisor at Boston Consulting Group from 2012 to 2017. Ms. Flournoy previously served as a member of the Defense Policy Board, the President's Intelligence Advisory Board, and the CIA Director's External Advisory Board. She remains a member of the Council on Foreign Relations and the Aspen Strategy Group, and is a non-resident Senior Fellow at Harvard University’s Belfer Center for Science and International Affairs.

Age: 60 Director since: 2018 Independent Committees: • Compensation • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:

• Significant government experience, particularly in national security and defense policies;
• Public company directorship and committee experience; and
• Core business skills, including financial and strategic planning as well as leading not-for-profit organizations.

Melody C. Barnes (Class III)	Ms. Barnes is the Co-Director for Policy and Public Affairs of the Democracy Initiative at the University of Virginia; she also serves as the Dorothy Danforth Compton professor of practice at the Miller Center of Public Affairs and a senior fellow at the Karsh Center for Law and Democracy. She is a co-founder of MB Squared Solutions, LLC and serves as a director of Ventas Inc., a real estate investment trust. From January 2009 to January 2012, Ms. Barnes served in the White House as Director of the Domestic Policy Council. In this role, she provided policy and strategic advice to President Obama and coordinated the domestic policy-making process for his administration. Before joining the White House, she served as the senior domestic policy advisor for then-Senator Obama’s 2008 presidential campaign. Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress from 2005 to 2008 and Senior Fellow there from 2003 to 2005, and prior to that she was a principal in the Raben Group LLC. She also served as Chief Counsel to Senator Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003, and General Counsel for Senator Kennedy from 1995 to 1998.

Age: 57 Director since: 2015 Independent Committees: • Compensation • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:
• Significant government experience and strong skills in public policy;
• Public company directorship; and
• Core business skills, including financial and strategic planning, as well as leading not-for-profit organizations.

Director	Principal Occupation, Business Experience and Other Directorships Held

Ellen Jewett (Class III)	Ms. Jewett has served as managing partner at Canoe Point Capital LLC, an investment firm focusing on early stage social ventures, since 2015. Prior to that position, she served as managing director and head of U.S. Government and Infrastructure for BMO Capital Markets covering airports and infrastructure banking from 2010 to 2015. Prior to that, Ms. Jewett spent more than 20 years at Goldman Sachs specializing in airport infrastructure financing, most recently serving as head of the public sector transportation group, and previously as head of the airport finance group. Ms. Jewett has served on the boards of directors of JetBlue since 2011, where she chairs the Governance and Nominating Committee, and Foundation Credit Opportunities (FCO) U.S. and Offshore Feeder Funds since 2016, and the nonprofit board of Children's Aid since 2019. She currently serves as emerita trustee of Wesleyan University and the Brearley School, having previously served in leadership positions on the boards of trustees of both academic institutions.

Age: 62 Director since: 2018 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and committee experience;
• Experience in domestic and international finance and talent management; and
• Core business skills, including financial and strategic planning.

Arthur E. Johnson (Class III)	Mr. Johnson retired as Senior Vice President, Corporate Strategic Development of Lockheed Martin Corp. in 2009, a position he held since 1999. Mr. Johnson has over 20 years of senior leadership experience in the information technology and defense businesses. Mr. Johnson brings extensive IT management experience to the Board, having held senior positions at IBM, Loral Corporation, and Lockheed Martin. He serves as an independent trustee of the Fixed Income and Asset Allocation funds of Fidelity Investments since 2008. Mr. Johnson served as a director of Delta Airlines from 2005 to 2007, IKON Office Solutions Corporation from 1999 to 2008, AGL Resources from 2002 to 2016, and Eaton Corporation, plc from 2009 until 2019.

Age: 74 Director since: 2011 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Charles O. Rossotti (Class III)	Mr. Rossotti has served as a Senior Advisor to The Carlyle Group since June 2003. Prior to this position, Mr. Rossotti served as the Commissioner of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer, and Chairman of the Board until 1997. Mr. Rossotti served as a director for The AES Corporation since 2003 and as its Chairman until April 2018, Novetta Solutions LLC since March 2016, Accelerated Learning Inc. since December 2018, and Unison Corporation since April 2020. Mr. Rossotti formerly served as a director of Merrill Lynch & Co., Inc., from 2004 to 2008, Bank of America Corporation from 2009 to 2013, Compusearch Software Systems from 2005 to 2010, Wall Street Institute from 2005 to 2010, Apollo Global from 2006 to 2012, Quorum Management Solutions from 2010 to 2014, Carlyle Select Trust from 2014 to 2015, Primatics Financial from 2011 to 2015, ECi Software Solutions from 2014 to April 2017, and Coalfire Systems Inc. from November 2015 until July 2019. Mr. Rossotti also serves as a director of Capital Partners for Education where he chairs the Development Committee.

Age: 80 Director since: 2008 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Our Board of Directors
The Board is responsible for providing governance and oversight over the strategy, risk, operations, and management of the Company. The primary focus of the Board is promoting stockholder value by fostering the long-term success of the Company. The Board is responsible for supporting and overseeing management, to which the Board has delegated the responsibility to manage the day-to-day strategy and operations of the Company.
The Board generally holds four regular meetings per year, and special meetings as necessary. The Board meets in executive session during each regular meeting; non-management directors also typically meet in executive sessions during each regular meeting. Consistent with the Company’s Corporate Governance Guidelines, Mark E. Gaumond was appointed by the non-management directors to serve as the Presiding Director on July 29, 2020. The Presiding Director presides over executive sessions at which the Chair is not present. At least annually, independent directors also meet in executive session during a regular Board meeting.
The Board and its committees establish annual calendars of activities to guide the development of their agendas during the year. All directors are invited to propose agenda topics when the annual calendars are established, as well as in advance of each regular Board meeting. In addition, directors are encouraged to raise topics that are not on a meeting agenda or suggest topics for future agendas. Each director is provided written materials in advance of each meeting, and the Board and its committees provide feedback to, and make requests of, management at each of their meetings.
Corporate Governance Guidelines
As noted above, the Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.boozallen.com.
Codes of Conduct and Ethics
Our website also includes the Company’s Code of Business Ethics and Conduct, which is applicable to our directors and all employees, and the Company's Code of Ethics for Senior Financial Officers, each of which was adopted by the Board and may be accessed without charge. The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and any other persons performing similar functions. We will disclose on the Investor Relations portion of our website any amendments to the Code of Business Ethics and Conduct or Code of Ethics for Senior Financial Officers and any waiver granted to an executive officer or director under these codes. In fiscal year 2021, no such waivers were sought or granted. The information found on the Company's website is not part of this proxy statement nor is it incorporated into any other filings the Company makes with the Securities and Exchange Commission (the "SEC").
Board Meetings and Attendance
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2021, the Board held six meetings and acted by written consent. Each of our directors who served as a director during fiscal year 2021 attended more than 75 percent of the aggregate total number of Board and committee meetings to which they were assigned, and overall attendance was 99 percent. All directors who served at the time of our 2020 Annual Meeting of Stockholders attended that meeting.
Board Leadership Structure
As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chair and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. The Board has concluded that it is currently in the best interest of the stockholders for Dr. Shrader to continue his service as Chair, retaining his four decades of experience at the Company with a focus on continuing to build stockholder value, managing risk, and supporting the Company's executive management. In his role as President and Chief Executive

Officer, Mr. Rozanski will continue to work closely with the Board in establishing the overall strategy and direction of the Company, and to effectively communicate our strategy to our stockholders, clients, and employees.
Succession Planning and Talent Reviews
The Board believes that executive management succession planning is one of its most important responsibilities. Accordingly, the Board regularly undertakes executive management succession planning and talent reviews. On an annual basis, the Chair leads the Board in an in-depth discussion concerning Chief Executive Officer succession and the Chief Executive Officer leads the Board in a discussion concerning senior management succession. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. Management also updates the Board on key talent indicators, such as recruiting and retention for the overall employee population, throughout the year.
Risk Oversight
The Board and its committees play an important role in overseeing the Company's risk management processes, and risk management considerations form a regular element of the Board's dialogue with management. One of the primary tools that facilitates the Board’s oversight of risk (and actions being taken to mitigate it) is the Company’s Enterprise Risk Management Framework, or ERM Framework. Under the leadership of our President and Chief Executive Officer, the ERM Framework is designed to enable effective and efficient identification of risks and facilitate the evaluation of risks as an integral part of decision making. As part of the ERM Framework, the Company:
•Identifies and classifies into tiers the top risks facing the business;
•Discusses and evaluates the Company’s risk appetite with respect to different types of operational risk; and
•Develops action plans to mitigate and monitor risk.
The process for regularly updating the ERM Framework enables effective and efficient identification of risks and facilitates the evaluation of risks as an integral part of decision making. Under the ERM Framework, our President and Chief Executive Officer leads an annual risk identification, analysis, and mitigation discussion with the Board and prepares a quarterly update for the Board of our enterprise risks. In addition to updates provided through the ERM Framework, the Board receives other information and briefings as part of its risk oversight role. During the course of the year, the lead management official with responsibility for each of our major markets provides a comprehensive overview of the market, including risks and challenges. The Board is also regularly updated by other elements of management, including the Chief Financial Officer, Chief Legal Officer, and Chief Information Officer, concerning significant risks facing the Company and processes that have been implemented to mitigate these risks.
During fiscal year 2021, as we continued to navigate COVID-19, the Board convened additional meetings, received frequent management updates on the impact to our employees, operations, and clients, and reviewed with management the various measures being taken to protect our people’s health and maintain continuity of service for our clients. The Board provided oversight and guidance to management on the implementation and execution of the Company’s crisis management plan, which includes plans to ensure the health and safety of our employees, as well as support for our clients and the communities affected.
In addition to this dialogue between management and the entire Board, the Board's committees have more specific roles concerning elements of the Company's risk management processes.
•Audit Committee: The Audit Committee is regularly updated by the Chief Legal Officer, Chief Ethics and Compliance Officer, Director of Internal Audit, and Chief Information Officer, and receives regular reports concerning the status of the Company's ethics and compliance program, internal controls over financial reporting and other operational compliance areas, and significant communications from the Company's regulators. The Audit Committee also leads the Board's efforts with respect to the oversight of cybersecurity risk.
•Compensation Committee: The Compensation Committee is responsible for overseeing risks related to the Company's executive compensation policies and practices.
•Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee oversees risks arising from the Company's governance processes and practices related to ESG.

Annual Board Performance Assessment
The Board and each of the Audit, Compensation, and Nominating and Corporate Governance committees perform an annual assessment of their operations and effectiveness, and set goals for the future. The core of this process involves our Chief Legal Officer interviewing each director individually. The comments of the directors are compiled and presented, as applicable, to the Chair, the applicable committee Chair, and the full Board, with further discussion with the appropriate committee as needed. The key matters to be addressed are identified, and these matters become part of future agendas for the Board and its committees.
Board Independence
Ten of our eleven current directors are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange ("NYSE") listing standards. For a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that he or she has no material relationship with the Company directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. The independence criteria adopted by the Board are set forth in the Company's Corporate Governance Guidelines.
The Board has determined that Messrs. Fujiyama, Gaumond, Johnson, Rossotti, and Shrader, and Mses. Amble, Barnes, Flournoy, Jewett, and McClain are independent under the independence criteria for directors established by the NYSE and the independence criteria adopted by the Board. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the NYSE. Mr. Rozanski is an employee of the Company and is not independent under the NYSE listing standards or our Corporate Governance Guidelines, which can be found in the Investor Relations portion of our website, www.boozallen.com.
Selection of Nominees for Election to the Board
The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating and Corporate Governance Committee defines diversity in an expansive manner to be reflective of the diversity of the Company and representative of its stakeholders, including, without limitation, race, gender, sexual orientation, age, disability, history of military service, geography, and areas of expertise and opinion. Accordingly, it is the policy of the Nominating and Corporate Governance Committee to include, and have any search firm that it engages include, diverse representation in the pool from which the Nominating and Corporate Governance Committee selects director candidates. In addition, directors should have experience in positions with a high degree of responsibility, be, or have been, leaders in the companies or institutions with which they are, or were, affiliated, and be selected based upon the contributions they can make. Exceptional candidates who meet alternative criteria may also be considered.
Our Commitment to Board Diversity
Consistent with the Company's long-standing commitment in this regard, the Nominating and Corporate Governance Committee is focused on enhancing the diversity of the Board and works actively to achieve this goal, as reflected below:

	Women	Hispanic	African-American	Asian
No. of Directors	5	1	2	1
% of Directors	45%	9%	18%	9%

Board Tenure
We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our current directors, which on average is approximately 8.2 years.
Board Tenure is Diversified
Process for Stockholders to Recommend Director Nominees
Stockholders wishing to nominate a candidate for director must provide written notice in care of the Secretary to 8283 Greensboro Drive, McLean, Virginia 22102, not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Our bylaws set forth the requirements for direct nomination of an individual by a stockholder for election to the Board.
There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director designated by our Chief Executive Officer or recommended by a stockholder.
Director Orientation and Continuing Education
New directors are provided a multi-phase orientation generally timed to coincide with our Board meetings as part of our effort to integrate them in their role as directors and familiarize them with the Company. Orientation sessions are led by members of management and are focused on various elements of our business strategy, client service offerings, internal business operations, and corporate governance, among other areas. During the course of the year, representatives of management brief the Board on topics designed to provide directors a deeper understanding of various aspects of our business such as applicable legal developments, ethics and compliance programs, and the evolving regulatory environment. In addition, the Board holds an annual business strategy session with management. Directors are also encouraged to participate in continuing education programs to better understand and execute their duties and responsibilities.
Communications with the Board
Stockholders, or other interested third parties, who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

Board Committees
Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.boozallen.com.
The following chart identifies the members and chair of each standing committee, as well as related information.

Board Member		Committees			
		Executive	Audit	Compensation	Nominating and Corporate Governance
Ralph W. Shrader ★	I	Chair			
Joan Lordi C. Amble	I		Member, Financial Expert		
Melody C. Barnes	I			Member	Member
Michèle A. Flournoy	I			Member	Member
Ian Fujiyama	I	Member		Member	Chair
Mark Gaumond	I	Member	Chair, Financial Expert		
Ellen Jewett	I		Member, Financial Expert		
Arthur E. Johnson	I		Member		
Gretchen W. McClain	I	Member		Chair	Member
Charles O. Rossotti	I		Member, Financial Expert		
Horacio D. Rozanski		Member			
Number of Meetings in Fiscal 2021		0	5	5	4

★= Chair of the Board Chair= Chair Member= Member Financial Expert= Financial Expert I= Independent Director

The following is a brief description of our committees.
The Executive Committee
Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is responsible for approving certain corporate actions and transactions, including acquisitions of assets other than in the ordinary course of business. The members of our Executive Committee are Dr. Shrader (Chair), Messrs. Fujiyama, Gaumond, and Rozanski, and Ms. McClain. The Executive Committee acted by written consent during fiscal year 2021.
The Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical, and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.
The members of our Audit Committee are Messrs. Gaumond (Chair), Johnson, and Rossotti, and Mses. Amble and Jewett, each of whom is an independent director as required by NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each member of our Audit Committee is financially literate and that Messrs. Gaumond and Rossotti and Mses. Amble and Jewett are each an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act.

The Audit Committee met five times during fiscal year 2021.
The Compensation Committee
Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment letter agreements with, the executives and directors of our Company and its subsidiaries (including the Chief Executive Officer), establishing and reviewing the general compensation philosophy of our Company and its subsidiaries, and reviewing, approving, and overseeing the administration of the employee benefits plans of our Company and its subsidiaries.
The members of our Compensation Committee are Mr. Fujiyama, and Mses. Barnes, Flournoy, and McClain (Chair), each of whom is an independent director as required by NYSE listing standards. The Compensation Committee charter requires that at least two members of the Compensation Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Each of the members of the Compensation Committee currently satisfies these requirements.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation Committee generally.
The Compensation Committee has not engaged a compensation consultant; however, the Compensation Committee is briefed by management, which consults with Korn Ferry. The Company engaged Korn Ferry to provide market assessments and recommendations on the Company’s director compensation and assist management with compensation decisions regarding our named executive officers, executive compensation philosophy and strategy, and other matters related to the Company’s long-term performance plan as well as insight related to the Company’s compensation disclosure in the proxy statement. In addition, Korn Ferry provided other consulting services. The aggregate fees paid to Korn Ferry for services related to executive compensation and other consulting services were $135,775 and $714,525, respectively, for fiscal year 2021. The Compensation Committee assessed the independence of Korn Ferry and concluded that Korn Ferry's work for the Company did not raise any conflicts of interest.
Each of our executive officers, who collectively comprise our Leadership Team, participates in the discussion and consideration of compensation to be awarded to all executives. See “Compensation Discussion and Analysis—Setting Executive Compensation and Peer Group.”
The Compensation Committee met five times during fiscal year 2021.
The Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, overseeing Board and Board committee evaluations, and overseeing practices related to corporate governance, corporate citizenship, and ESG matters.
The members of our Nominating and Corporate Governance Committee are Mr. Fujiyama (Chair), and Mses. Barnes, Flournoy, and McClain, each of whom is an independent director as required by NYSE listing standards.
The Nominating and Corporate Governance Committee met four times during fiscal year 2021.

Director Compensation
Directors who are employed by us do not receive any additional compensation for their services as directors. The Compensation Committee reviews director compensation on an annual basis. In July 2020, with assistance from Korn Ferry, the Committee reviewed director compensation data for the peer group used for benchmarking executive compensation and the general market. Based on that review, and in consideration of the global uncertainty created by COVID-19, the Compensation Committee made no changes to compensation levels for directors for their service from August 2020 to July 2021.
Director compensation included the following:

Component	Annual Amount
Annual Board Chair Retainer	$300,000
Annual Board Retainer (non-Chair)	$100,000
Annual Equity Award	$150,000
Audit Committee Chair Additional Retainer	$30,000
Compensation Committee Chair Additional Retainer	$15,000
Nominating and Corporate Governance Committee Chair Additional Retainer	$15,000
The annual equity awards are granted in the form of restricted stock under our Equity Incentive Plan, as amended and restated from time to time. Half of the annual award vests approximately six months from the date of grant on January 31 of the following year, and the other half vests on July 31 following the first vesting date. Directors may also elect to receive all or a portion of their annual retainer and any additional payments for service as a committee chair in the form of restricted stock. Our directors do not receive additional fees for attending Board or committee meetings.
Director Compensation Table

Name	Fees Earned ($)	Stock Awards ($)(1)(13)	Total ($)
Joan Lordi C. Amble	100,000(2)	150,071(2)	250,071
Melody C. Barnes	100,000(3)	150,042(3)	250,042
Peter Clare	— (4)	— (4)	—
Michèle A. Flournoy	100,000(5)	150,042(5)	250,042
Ian Fujiyama	115,000(6)	150,042(6)	265,042
Mark E. Gaumond	130,000(7)	150,034(7)	280,034
Ellen Jewett	100,000(8)	150,042(8)	250,042
Arthur E. Johnson	100,000(9)	150,042(9)	250,042
Gretchen W. McClain	115,000(10)	150,042(10)	265,042
Charles O. Rossotti	100,000(11)	150,071(11)	250,071
Ralph W. Shrader	300,000(12)	150,042(12)	450,042
(1)This column represents the grant date fair value of the stock awards granted to our directors in fiscal year 2021. Where the stock awards were the result of voluntary elections to receive cash retainers in stock, the value reflected in the Stock Awards column represents only the excess of the fair market value of the stock awards over the cash retainer amount paid if in the form of stock. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 19 to our financial statements for the fiscal year ended March 31, 2021, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.
(2)Ms. Amble elected to receive her annual retainer in the form of restricted stock, and was granted a total of 3,010 shares of restricted stock in lieu of the annual retainer and for her annual equity grant. The grant date fair market value of the shares was $250,071, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(3)Ms. Barnes elected to receive her annual retainer in the form of cash, and was granted a total of 1,806 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $150,042, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(4)Mr. Clare's service as a director ended on July 29, 2020. His fiscal year 2020 annual retainer covered his partial year service in fiscal year 2021. Mr. Clare did not receive a stock award in fiscal year 2021.

(5)Ms. Flournoy elected to receive her annual retainer in the form of cash, and was granted a total of 1,806 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $150,042, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(6)Mr. Fujiyama elected to receive his annual retainer in the form of cash and his additional payment for service as the chair of the Nominating and Corporate Governance Committee in the form of cash, and was granted a total of 1,806 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $150,042, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(7)Mr. Gaumond elected to receive his annual retainer in the form of cash and his additional payment for service as the chair of the Audit Committee in the form of restricted stock, and was awarded a total of 2,167 shares of restricted stock in lieu of $30,000 for the chair retainer and for his annual equity grant. The grant date fair market value of the shares was $180,034, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(8)Ms. Jewett elected to receive her annual retainer in the form of cash, and was granted a total of 1,806 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $150,042, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(9)Mr. Johnson elected to receive his annual retainer in the form of cash, and was granted 1,806 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $150,042, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(10)Ms. McClain elected to receive her annual retainer in the form of cash and her additional payment for service as the chair of the Compensation Committee in the form of cash, and was granted a total 1,806 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $150,042, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(11)Mr. Rossotti elected to receive his annual retainer in the form of restricted stock, and was granted a total of 3,010 shares of restricted stock in lieu of the annual retainer and for his annual equity grant. The grant date fair market value of the shares was $250,071, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(12)Dr. Shrader elected to receive his annual retainer as Chair in the form of cash, and was granted 1,806 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $150,042, based on the $83.08 closing price of our stock on the August 4, 2020 grant date.
(13)The following table sets forth the aggregate number of equity awards outstanding at the end of fiscal year 2021.
Equity Awards for Service as a Director

Name	Unvested Restricted Stock(a)
Joan Lordi C. Amble	1,505
Melody C. Barnes	903
Peter Clare	— (b)
Michèle A. Flournoy	903
Ian Fujiyama	903
Mark E. Gaumond	1,083
Ellen Jewett	903
Arthur E. Johnson	903
Gretchen W. McClain	903
Charles O. Rossotti	1,505
Ralph W. Shrader	903
(a)The shares of restricted stock in this column all vest on July 31, 2021.
(b)Mr. Clare's service as a director concluded on July 29, 2020.

Director Ownership Guidelines
Equity ownership guidelines for all of our non-employee directors are in place to further align their interests to those of our stockholders. Each of our non-employee directors has five years from the date of commencement of his/her service on the Board to achieve equity ownership with a value equivalent to five times his/her annual retainer. In calculating a director’s ownership, Class A common stock and vested in-the-money options and vested and unvested restricted stock issued under the Equity Incentive Plan will be considered owned by the non-employee director. Each of our directors who has served on the Board for five years or more has regularly exceeded and currently exceeds the equity ownership guidelines. For a description of the guidelines applicable to executive officers, see our CD&A beginning on page 27.
Policy on Hedging, Short Sales, and Speculative Transactions
The Company’s personnel, including directors, officers, and employees, and their immediate family members and other persons living in their households are prohibited from engaging in (i) short sales of securities of the Company, (ii) transactions in puts, calls, or other derivative securities with respect to securities of the Company, (iii) hedging transactions with respect to securities of the Company, (iv) holding securities of the Company in a margin account, and (v) pledging securities of the Company as collateral for a loan.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The current members of our Compensation Committee are Mr. Fujiyama, and Mses. Barnes, Flournoy, and McClain. No member of our Compensation Committee serves as a member of the Board or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP INFORMATION
Security Ownership of Directors and Executive Officers
The following table indicates information as of May 28, 2021 regarding the beneficial ownership of our Class A common stock by each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
The percentages shown are based on 135,646,743 shares of Class A common stock outstanding as of May 28, 2021. Class A common stock is entitled to one vote per share on all matters voted on by our stockholders.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name	Shares Beneficially Owned	Percentage of Class
Directors and nominees
Joan Lordi C. Amble	42,682	*
Melody C. Barnes	14,098	*
Michèle A. Flournoy	6,383	*
Ian Fujiyama	35,553	*
Mark E. Gaumond	51,542	*
Ellen Jewett	6,375	*
Arthur E. Johnson	31,665	*
Gretchen W. McClain	23,472	*
Charles O. Rossotti	84,423	*
Horacio D. Rozanski	666,325(1)	*
Dr. Ralph W. Shrader	1,020,071(2)	*
Other named executive officers
Karen M. Dahut	290,839(3)	*
Lloyd W. Howell, Jr.	198,787(4)	*
Nancy J. Laben	62,866(5)	*
Susan L. Penfield	67,063(6)	*
All directors and executive officers as a group (20 persons)(7)	2,602,144	1.92%
 *    Represents beneficial ownership of less than 1%.
(1)Includes 89,380 shares that Mr. Rozanski has the right to acquire through the exercise of options.
(2)Dr. Shrader shares investment power and voting power with his wife, Mrs. Janice W. Shrader, for 1,011,090 shares in the Ralph W. Shrader Revocable Trust.
(3)Includes 132,208 shares that Ms. Dahut has the right to acquire through the exercise of options.
(4)Includes 10,552 shares that Mr. Howell has the right to acquire through the exercise of options.
(5)Includes 32,741 shares that Ms. Laben has the right to acquire through the exercise of options.
(6)Includes 42,208 shares that Ms. Penfield has the right to acquire through the exercise of options.
(7)Includes 307,089 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of our Class A common stock.

Name and Address	Shares Beneficially Owned	Percentage of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, Maryland 21202	15,222,125	11.2%
The Vanguard Group (2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	13,901,124	10.3%
Blackrock, Inc. (3) 55 East 52nd Street New York, NY 10055	11,819,845	8.7%
JPMorgan Chase & Co. (4) 383 Madison Avenue New York, NY 10179	9,474,786	7.0%
(1)T. Rowe Price Associates, Inc. has filed with the SEC a Schedule 13G/A dated February 16, 2021, which reports the beneficial ownership of 15,222,125 shares of Class A common stock by it as of December 31, 2020. As reported in the Schedule 13G/A, (i) T. Rowe Price Associates, Inc. had sole voting power with respect to 3,054,497 shares of our Class A common stock and T. Rowe Price New Horizons Fund, Inc. had sole voting power with respect to 10,057,966 shares of our Class A common stock, and (ii) T. Rowe Price Associates, Inc. had sole dispositive power with respect to 15,222,125 shares of our Class A common stock.
(2)The Vanguard Group has filed with the SEC a Schedule 13G/A dated February 8, 2021, which reports the beneficial ownership of 13,901,124 shares of Class A common stock by it as of December 31, 2020. As reported in the Schedule 13G/A, The Vanguard Group had sole voting power with respect to 0 shares of our Class A common stock, sole dispositive power with respect to 13,651,630 shares of our Class A common stock, shared voting power with respect to 145,414 shares of our Class A common stock, and shared dispositive power with respect to 249,494 shares of our Class A common stock.
(3)Blackrock, Inc. has filed with the SEC a Schedule 13G/A dated January 28, 2021, which reports the beneficial ownership of 11,819,845 shares of Class A common stock by it as of December 31, 2020. As reported in the Schedule 13G/A, Blackrock, Inc. had sole voting power with respect to 11,100,787 shares of our Class A common stock, and sole dispositive power with respect to 11,819,845 shares of our Class A common stock.
(4)JPMorgan Chase & Co. has filed with the SEC a Schedule 13G dated January 8, 2021, which reports the beneficial ownership of 9,474,786 shares of Class A common stock by it as of December 31, 2020. As reported in the Schedule 13G, JPMorgan Chase & Co. had sole voting power with respect to 8,964,001 shares of our Class A common stock, sole dispositive power with respect to 9,421,999 shares of our Class A common stock, shared voting power with respect to 25,225 shares of our Class A common stock, and shared dispositive power with respect to 52,756 shares of our Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
We adopted a written related person transactions policy pursuant to which related persons, namely our executive officers, directors, and principal stockholders, and their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any designated member of the Audit Committee. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Audit Committee for review, consideration, and approval. All of our directors and executive officers are required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms at least as favorable as terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction. We expect to amend our related person transactions policy to reflect recent updates to NYSE listing standards.
Related Person Transactions
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify such individuals against certain liabilities arising out of service as a director or officer of the Company and its subsidiaries. The indemnification agreements provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our fifth amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Other Relationships
Bryan E. Shrader, a Senior Vice President at the Company, is the son of Dr. Ralph Shrader, our former Chief Executive Officer and current Chair of the Board. In fiscal year 2021, Mr. Shrader was promoted to Senior Vice President, receiving a base salary of $275,000, a cash bonus of $88,000, and retirement contributions of $16,275. He received a grant of 1,744 restricted stock units with a grant date fair value of $130,085, and a grant of 3,872 stock options with a grant date fair value of $50,004. In fiscal year 2022, Mr. Shrader received a grant of 972 restricted stock units with a grant date fair value of $80,054. Mr. Shrader also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Mark Mullaney, a Lead Associate at the Company, is the brother-in-law of Karen M. Dahut, an Executive Vice President and group leader for the Company's Global Defense Group. His annual base salary is $173,770. In fiscal year 2021, Mr. Mullaney received $171,214 in base salary, a cash bonus of $2,500, retirement contributions of $10,222, and an award of $1,250. Mr. Mullaney also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Ian Penfield, a Lead Associate at the Company, is the nephew of Susan L. Penfield, an Executive Vice President, group leader for the Company's Strategic Innovation Group, and our Chief Innovation Officer. His annual base salary is $140,711. In fiscal year 2021, Mr. Penfield received $137,390 in base salary, retirement contributions of $8,177, and an award of $1,250. Mr. Penfield also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Jeremy Penfield, a Lead Associate at the Company, is the nephew of Susan L. Penfield, an Executive Vice President, group leader for the Company's Strategic Innovation Group, and our Chief Innovation Officer. His annual base salary is $139,261. In fiscal year 2021, Mr. Penfield received $134,288 in base salary, retirement contributions of $7,958, and an award of $1,250. Mr. Penfield also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Leslie Melton, an Associate at the Company, is the sister-in-law of Lloyd W. Howell, Jr., an Executive Vice President and our Chief Financial Officer and Treasurer. Her annual base salary is $119,643. In fiscal year 2021, Ms. Melton received $117,455 in base salary, retirement contributions of $7,003, and an award of $1,250. Ms. Melton also participates in the Company’s other benefit programs on the same basis as other employees at the same level.

Mitchell Thompson, an Associate at the Company, was hired in fiscal year 2021 and is the son of Elizabeth Thompson, an Executive Vice President and our Chief People Officer. His annual base salary is $103,000. In fiscal year 2021, Mr. Thompson received $92,417 in base salary, retirement contributions of $3,000, a signing bonus of $5,000, and awards totaling $1,750. Mr. Thompson also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Bradley Dotson, a Senior Consultant at the Company, is the son of Judi Dotson, an Executive Vice President and group leader for the Company's National Security Group. His annual base salary is $92,660. In fiscal year 2021, Mr. Dotson received $88,726 in base salary, retirement contributions of $5,245, tuition reimbursement of $3,055, and an award of $1,250. Mr. Dotson also participates in the Company’s other benefit programs on the same basis as other employees at the same level.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (CD&A), together with the compensation tables and related disclosures, provides a narrative of our executive compensation philosophy and programs as reviewed and determined by the Compensation Committee of the Board of Directors.
At Booz Allen, our purpose is to empower people to change the world. Our leadership philosophy and partnership culture are foundational to how we drive transformation and guide our people to solve our client's toughest challenges.
Our executive compensation strategy is uniquely designed to:
•Deliver competitive compensation tied to long-term stockholder value creation;
•Attract and retain top talent from across the global marketplace who will continue to propel us forward for the future;
•Motivate and reward executives with exceptional ability to meet and exceed the demands of our clients;
•Infuse an ownership mindset to build sustainable growth and value; and
•Reinforce our partnership-style culture which differentiates our ability to come to market as an institution rather than as individuals, foster a culture of collaboration among our leaders, and encourage rapid and efficient deployment of our people across clients and opportunities.
The tenure of our executives is a testament to the team's long-standing commitment to the Company and its long-term business goals. Our named executive officers for fiscal year 2021 were:

Horacio D. Rozanski	Lloyd W. Howell, Jr.	Karen M. Dahut	Nancy J. Laben	Susan L. Penfield
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President	Executive Vice President, Chief Legal Officer	Executive Vice President, Chief Innovation Officer
Executive Tenure: 21 years Total Tenure: 28 years	Executive Tenure: 20 years Total Tenure: 32 years	Executive Tenure: 16 years Total Tenure: 18 years	Executive Tenure: 7 years Total Tenure: 7 years	Executive Tenure: 18 years Total Tenure: 26 years
(Tenure as executive and total tenure calculated as number of full years completed as of the last day of fiscal year 2021.)

Executive Summary
Company Performance and Highlights
Delivering Significant Returns to Stockholders
Amid the unprecedented environment caused by COVID-19, our leaders implemented and executed the Company’s crisis management plan, which included plans to ensure the health and safety of our employees, as well as support our clients and the communities affected. In fiscal year 2021, our staff and leaders led the Company to deliver record performance for fiscal year revenue and earnings, increased headcount by over two percent, and generated solid backlog growth. This strong performance has resulted in significant returns to our stockholders through appreciation in our stock price, the payment of regular dividends, and share repurchases.
Total Stockholder Return
As of March 31, 2021
Note: Total stockholder return assumes dividends are reinvested.
•Our stock price increased by approximately 16% and total stockholder return was approximately 19% during fiscal year 2021.
•During fiscal year 2021, we declared and paid $181.1 million in recurring dividends to stockholders—three regular dividends of $0.31 per share and one regular dividend of $0.37 per share.
•We devoted $72.2 million through a strategic minority investment.
•The Board increased the quarterly dividend by 19% for performance in the third quarter of fiscal year 2021, payable in the fourth quarter of fiscal year 2021. The total dividends paid in fiscal year 2021 grew 25% compared to fiscal year 2020.
•We expect to declare and pay regular quarterly cash dividends in the future. However, the actual declaration of any such future dividends and the establishment of the per share amounts, record dates, and payment dates are subject to the discretion of the Board, which will take into consideration future earnings, cash flows, financial requirements, and other factors.
•During fiscal year 2021, we repurchased 4.1 million shares for $318.1 million (which includes 3.8 million of open market share repurchases as well as 0.3 million shares to cover the minimum statutory withholding taxes on restricted stock units that vested on various dates during the period).
•On January 27, 2021, the Board of Directors approved an additional increase to our share repurchase authorization of $400.0 million, for a total capacity of $1,710.0 million under the share repurchase program. As of March 31, 2021, the Company had approximately $591.5 million of unused capacity to repurchase shares of common stock under the share repurchase program.

Fiscal Year 2021 Company Performance

Net Income and Net Income Margin		Adj. EBITDA and Adj. EBITDA Margin on Revenue
Net Income ($ millions)	Margin (%)	Adj. EBITDA ($ millions)	Margin (%)
•Fiscal year 2021 marked the fifth consecutive year of top-line revenue growth.
•Continued focus on investments in markets, capabilities, and people is positioning Booz Allen to deliver near-term and long-term stockholder value.
•Full year revenue increased 5.3% to $7,858.9 million.
•Net income increased 26.2% to $609.0 million.
•Adjusted EBITDA increased 11.4% to $839.7 million.
•Diluted EPS increased 28.2% to $4.37.
•Adjusted Diluted EPS increased 22.6% to $3.90.
•Total backlog increased 15.9% to $24.0 billion.
•Net cash provided by operating activities increased 30.3% to $718.7 million.
•Free cash flow increased 49.2% to $631.5 million in fiscal year 2021.
Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted Diluted Earnings Per Share, and Free Cash Flow may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles, or GAAP. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.

Compensation Philosophy
    We are a values-driven organization where our partnership culture motivates our executives, who we define as our named executive officers, Executive Vice Presidents, and Senior Vice Presidents, to consistently act in the best interests of the Company. Our executive compensation program is intrinsically tied to our purpose and values.

Our Philosophy	What Our Philosophy Achieves

- Guides executives to live the Company's purpose and values in their client work and internal interactions

- Aligns executives' compensation with Company performance and the creation of long-term sustainable stockholder value

- Attracts, motivates, and retains executives of exceptional ability to meet and exceed the demands of our clients

- Creates appropriate rewards and penalties for exceeding or falling short of Company-level performance targets

- Empowers executives to think and act in the best interests of the Company

- Focuses on optimizing stockholder value and fostering an ownership culture

- Engages and incentivizes our executives to effectively execute our business strategy

- Creates and enables agility within our leadership and the Company overall, allowing us to quickly adjust, align, and advance in an ever-changing global marketplace

Key Executive Compensation Practices
To ensure strong corporate governance, our compensation program incorporates the following key practices:

At Booz Allen, We:		At Booz Allen, We Don't:
✓	Require our executives and directors to satisfy meaningful stock ownership requirements	✗	Reprice underwater stock options
✓	Include compensation recovery provisions (clawbacks) in our incentive plans	✗	Offer individual supplemental executive retirement plans
✓	Perform annual review of appropriate peer group to benchmark executive compensation	✗	Grant discounted stock options
✓	Conduct annual risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company	✗	Provide tax gross-ups on golden parachute payments for CEO or other officers following a change in control
✓	Review on a regular basis our executive talent, performance, deployments, and succession	✗	Allow for change in control agreements for named executive officers
✓	Align executive pay with short- and long-term performance	✗	Allow employees or directors to engage in hedging transactions in accordance with our insider trading policy
✓	Hold annual advisory vote on executive compensation	✗	Allow pledging of our shares

Setting Executive Compensation and Peer Group
We evaluate our named executive officers' compensation relative to the compensation of publicly traded peer companies that are similar in size, industry, and operations. The Compensation Committee reviews the peer group regularly and adjusts as necessary due to changes at a peer company's operations or changes in comparability (e.g., due to bankruptcy or mergers and acquisitions) to the Company. The peer group is used by the Compensation Committee as a point of reference in determining pay within a competitive range without targeting a specific benchmark when making executive pay decisions.
For setting fiscal year 2021 executive compensation, the Compensation Committee requested that outside compensation consultant Korn Ferry perform a comprehensive review of the peer companies used for evaluating our named executive officers' compensation. Korn Ferry evaluated companies that are similar in size, industry, and operations, using specific review criteria, as described below:
•Company size: Organizations with revenues approximately 0.33x to 3.00x of our revenue, with peer median revenue approximating Company revenue, and with flexibility outside of this range to accommodate organizations that are a good match from a business perspective.
•Industry: Includes government services organizations and other "comparables" that our Investor Relations department tracks, and other organizations that benchmark to our Company.
As a result of this review, the Compensation Committee approved the peer group set forth below for benchmarking and setting compensation of our named executive officers for fiscal year 2021.

Fiscal Year 2021 Peer Group
 - CACI International, Inc.
 - CGI Group, Inc.
 - Cognizant Technology Solutions
 - Conduent Incorporated
 - Fidelity National Information Services
 - FISERV, Inc.
 - FLIR Systems, Inc.
 - FTI Consulting, Inc.

 - L3Harris Technologies, Inc.
 - Leidos Holdings, Inc.
 - ManTech International Corporation
 - Maximus, Inc.
 - Perspecta, Inc.
 - Science Applications International Corporation
 - Teradata Corporation
 - Unisys Corporation

The Compensation Committee established fiscal year 2021 target compensation for the named executive officers by taking into consideration the peer group benchmarking analysis and input from Korn Ferry, along with feedback from the CEO (in the case of named executive officers who are direct reports to the CEO), and the Committee's collective judgment and discretion. The target executive compensation includes the fiscal year salary amount, target annual cash incentive, and equity grant value. Additional information on each of these items can be found below under "Compensation Elements."
Additionally, effective for fiscal year 2022, based on our established peer review selection criteria, as described above, the Compensation Committee approved a revised peer group. The Compensation Committee, taking into consideration the revised peer group benchmarking analysis, the Company's sustained out-performance and growth, input from Korn Ferry, along with feedback from the CEO (in the case of named executive officers who are direct reports to the CEO), and the Committee's collective judgment and discretion, approved fiscal year 2022 compensation changes for certain named executive officers as described in the “Compensation Elements” below.
The Compensation Committee considers peer group benchmarking and other market compensation data as critical inputs but not the sole factors in the overall assessment of competitiveness of our executive compensation. The Compensation Committee also considers other components such as performance, contributions, internal equity, and experience of each named executive officer in determining target and actual compensation amounts.
In fiscal year 2021, Korn Ferry was also engaged to:
•Review and provide advice on our Compensation Discussion and Analysis
•Conduct a compensation risk assessment
•Perform benchmarking and analysis of our Board of Directors' compensation
•Convey market practice for setting performance goals in light of the global effects of COVID-19
•Provide counsel regarding the introduction of non-financial strategic metrics in the Equity Incentive Plan

Compensation Elements
The primary components of our executive compensation program include:

Element	Objective
Base Salary	Provides a regular income at competitive market level and reflects each executive's skills, experience, and responsibilities
Annual Cash Incentive	Motivates our executives to achieve our annual operational and financial goals
Long-Term Equity Incentives	Reward sustained performance and align executives' interests with our stockholders
Benefits	Provide for the health and welfare of our executives, including retirement benefits to promote long-term commitment of our executives to the Company
We believe that a significant portion of our named executive officers' compensation should be tied to the Company's success and the long-term returns of our stockholders. Consistent with this approach and as shown in the charts below for fiscal year 2021, more than half of our CEO's and other named executive officers' target compensation is delivered in the form of variable "at risk" compensation opportunities that are tied to the achievement of pre-set financial performance metrics and our stock price performance.

Time-Based RSUs
18%
Base Salary
20%
Chief Executive Officer
Annual Cash Incentive
15%
Performance RSUs
47%
Variable with Performance
80%

Time RSUs
20%
Base Salary
32%
Other Named Executive Officers (Average)
Performance RSUs
31%
Annual Cash Incentive
17%
Variable with Performance
68%

Base Salary
Base salary represents a relatively small portion of the total target executive compensation opportunities and provides the fixed component necessary to attract and retain executive talent. The salary earned for each of our named executive officers in fiscal year 2021 is set forth in the table below. No changes were made to the annual salary amounts for our named executive officers in fiscal year 2021.

Name	FY21 Base Salary	Change from FY20 Base Salary
Horacio D. Rozanski	$1,500,000	0%
Lloyd W. Howell, Jr.	$1,025,000	0%
Karen M. Dahut	$1,025,000	0%
Nancy J. Laben	$650,000	0%
Susan L. Penfield	$800,000	0%
Annual Cash Incentive
The annual cash incentive portion of our executives' compensation is provided through our annual bonus program. The target annual incentive amount for our named executive officers is determined each year by the Compensation Committee based on the market analysis and recommendation of our compensation consultant, as well as of the CEO (in the case of named executive officers who are direct reports to the CEO).
The annual incentive payment is determined using a point model, where a certain number of points is assigned to each named executive officer and such number is then multiplied by a dollar value per point, as approved by the Compensation Committee. Based on the Company's performance at the end of the fiscal year, as discussed below, the Compensation Committee approves the final dollar value per point, which is used to determine each named executive officer's actual annual incentive payment. Executives who retire, or terminate employment under our transition policy, before the end of the fiscal year are generally eligible to receive a prorated incentive payment.

The annual incentive is based on achievement of the Company's performance against a target Adjusted EBITDA range with upward or downward adjustments for performance in comparison to the range. The performance range is generally determined at or near the beginning of each fiscal year by the Compensation Committee. Payment of the annual incentive approximating target levels would generally occur when actual Adjusted EBITDA is within the established Adjusted EBITDA range. A portion of any variance between the established range and actual Adjusted EBITDA is reflected as an adjustment to the pool of funds available for the annual incentive payment, or the bonus pool. The amount of the adjustment is determined by the Compensation Committee in its sole discretion. A positive variance between the range and actual Adjusted EBITDA would generally result in an increase in the bonus pool and a negative variance would generally result in a decrease in the bonus pool.
Adjusted EBITDA represents net income before income taxes, net interest and other expense and depreciation and amortization, and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We base the annual incentive portion of our executives' compensation on Adjusted EBITDA because we believe it is a direct reflection of the cash flow and operating profitability of our business and represents the element of our performance that executives can most directly impact through their management of the business.
Our Compensation Committee reviews and approves the Adjusted EBITDA result and any adjustments to the plan bonus pool based on year-end operating results. The final bonus pool as approved by our Compensation Committee is distributed to our executives on a consistent per point basis.

	Adjusted EBITDA[1]	Executive Bonus Pool
FY21 Target	Range: $790 million - $810 million	$22.5 million
FY21 Actual	$839.7 million	$34.0 million
(1). See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP.
For fiscal year 2021, the Company's performance exceeded the top-end of the fiscal year 2021 target Adjusted EBITDA range. Revenue growth and Adjusted EBITDA Margin were in-line with our revised guidance expectations for the year. Adjusted EPS exceeded the top-end of our increased guidance. Based on these results, the Compensation Committee determined that, as a reflection of strong fiscal year performance, bonus payouts should be above target to appropriately recognize and reward the Company’s leadership. Accordingly, the Compensation Committee approved the executive bonus payout equal to approximately 50% above the target. The short-term incentive target opportunities and cash payments received by each of our named executive officers for fiscal year 2021 are presented in the table below.

Name	FY21 Annual Cash Incentive Target	Annual Cash Incentive Payout	Annual Cash Incentive Paid
Horacio D. Rozanski	$1,125,000	150%	$1,687,500
Lloyd W. Howell, Jr.	$500,000	150%	$750,000
Karen M. Dahut	$500,000	150%	$750,000
Nancy J. Laben	$475,000	150%	$712,500
Susan L. Penfield [1]	$425,000	150%	$662,500
(1) Ms. Penfield’s FY21 annual cash incentive payout is calculated on a per point basis as if her target bonus was $475,000 with the final payment reduced by $50,000 to reflect her actual target of $425,000.
Long-Term Equity Incentives
It is our philosophy that executives should hold meaningful amounts of long-term equity compensation to align the personal financial interests of our executives with the interests of long-term stockholders and to encourage a long-term perspective with regard to Company performance and growth. The equity compensation for our executives is delivered in the following manner, which is further described below.
•Annual Grants
•New Hire / Advancement Grants

Fiscal Year 2021 Annual Grants
Our named executive officers receive an annual equity grant that has two components: time-based restricted stock units (RSUs) and performance-based RSUs.
•Time-Based RSUs: Settle into shares of Class A common stock in three equal installments over three years.
•Performance-Based RSUs: Settle into shares of Class A common stock at the end of a three-year performance period based on the Company's cumulative performance against two internal financial metrics — Adjusted Diluted Earnings Per Share (ADEPS) and Value Added Revenue (VAR or Revenue, Excluding Billable Expenses, as defined in Appendix A), as described below.

Performance Metric	Weighting	Performance Metric Description
Cumulative Adjusted Diluted Earnings Per Share (ADEPS)	75%	Three-year cumulative diluted earnings per share calculated using adjusted net income and measured against performance targets set at the start of the performance period
Cumulative Value Added Revenue (VAR)	25%	Three-year cumulative revenue less billable expenses measured against performance targets set at the start of the performance period
These metrics were selected as a representation of organic revenue growth and bottom-line Company performance. The Company believes that the combination and weighting of each metric drive towards the goal of sustainable quality growth, with heavier weighting placed on ADEPS to further emphasize profitability and volume of revenue. The number of performance-based RSUs that vest at the end of the three-year performance cycle may range from zero percent for performance that falls below the minimum performance threshold up to 200 percent for maximum performance.
At the start of the three-year performance cycle, the Compensation Committee sets the threshold, target and maximum performance levels, and corresponding payouts. When establishing these performance levels, the Compensation Committee considers, among other things, projected Company performance and long-term strategic growth objectives, business outlook, and market growth forecasts. Since the goals are established for future performance over a three-year period, outcomes are by definition uncertain. Due to the proprietary and competitive nature of the Company's business strategy and internal budgets that inform the three-year performance program targets, the Compensation Committee discloses the long-term performance levels for each of the performance goals following the completion of the performance period.
For fiscal year 2021, the target annual equity mix for our CEO was approximately 72 percent aligned to performance-based RSUs and 28 percent aligned to time-based RSUs. The average target annualized equity mix for all other named executive officers was approximately 60 percent aligned to performance-based RSUs and approximately 40 percent aligned to time-based RSUs.
The Compensation Committee, with guidance from Korn Ferry, peer benchmarking data, and the CEO (in the case of named executive officers who are direct reports to the CEO), determined that these equity allocations were appropriate to further align the compensation of our named executive officers with long-term Company performance. The CEO has the highest allocation of performance-based RSUs based on his role as the overall steward of the Company and to tie a significant portion of his compensation to the Company's performance. The performance-based RSUs allow for additional rewards based on over-achievement against our long-term performance goals, while also penalizing for under-performance. The time-based RSUs encourage retention and provide for incremental recognition of equity compensation over the vest cycle.

Name	FY21 Time-Based RSU Grant [1]	FY21 Target Performance-Based RSU Grant [1]
Horacio D. Rozanski	$1,400,054	$3,600,022
Lloyd W. Howell, Jr.	$750,002	$1,125,073
Karen M. Dahut	$750,002	$1,125,073
Nancy J. Laben	$390,031	$585,032
Susan L. Penfield	$350,051	$525,019
(1) Grant date fair value of equity issued under the fiscal year 2021 executive annual compensation structure in accordance with FASB ASC Topic 718.
Effective fiscal year 2022, for Mr. Rozanski, the Compensation Committee approved an increase of $375,000 to the target annual incentive compensation amount, as well as an increase of approximately $3.5 million to the total annual long-term incentive compensation amount. Additionally, the Compensation Committee approved increases of approximately $200,000 to the total annual long-term incentive compensation amounts for each of Mr. Howell and Ms. Dahut, respectively, as well as increases of approximately $150,000 to the total annual long-term incentive compensation amounts for each of Mses. Laben and Penfield, respectively. These changes were made by the Compensation Committee in consideration of the Company's sustained out-performance and growth, using benchmarking analysis and input from Korn Ferry, along with feedback from the CEO (in the case of named executive officers who are direct reports to the CEO), to further increase the competitiveness of executive pay with continued focus on short-term and long-term Company performance and stockholder interests.
Fiscal Year 2019 Performance-Based RSU Awards
In May 2021, the Compensation Committee reviewed and certified the Cumulative ADEPS and Cumulative VAR performance results of the 2019-2021 performance period applicable to the performance-based RSU awards granted in May 2018 against the targets set at the beginning of the three-year period. Based on this assessment, the Compensation Committee approved a final payout percentage for the 2019-2021 performance-based RSU awards of 200% of target, with actual results and threshold, target, and maximum goals presented below.

Performance Measures	Weighting	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	Actual [1]	% of Target Achieved	Payout Factor
Cumulative Three-Year ADEPS	75%	$7.64	$8.00	$8.73	$9.84	123%	200%
Cumulative Three-Year VAR	25%	$14,268M	$14,546M	$15,402M	$15,398M	106%	199%
Total Payout							200%[2]
(1) See Appendix A to this proxy statement for a reconciliation between each non-GAAP financial measure and the most directly comparable financial measure calculated and presented in accordance with GAAP. The ADEPS results were adjusted from those included in the Company's filings with the SEC to exclude the net positive impact of the Tax Cuts and Jobs Act of 2017 (the "2017 Tax Act") and related tax accounting changes to ensure executives were not unintentionally rewarded for Company financial benefits resulting solely from tax reform.
(2) The Total Payout Factor has been rounded to the nearest whole percentage.
No Program Modifications Due to Impact of COVID-19
Despite the challenges and uncertainty caused by COVID-19, the Compensation Committee reviewed the executive compensation program throughout the year and determined that there was no business need to exercise or apply discretionary adjustment toward the program. The Compensation Committee believed that the current executive programs, the pre-established metrics and targets, as well as the equity award mix before the onset of COVID-19, were appropriate in meeting our business objectives and driving performance.
Fiscal Year 2022 Performance-Based RSU Awards
For fiscal year 2022, the Compensation Committee, with guidance from Korn Ferry and management, is considering the introduction of a non-financial strategic metric to our Equity Incentive Plan. The non-financial strategic metric would be designed to support the organization’s overall strategy, purpose, and values. The initial focus for fiscal year 2022 is expected to be on the firm’s commitment to diversity, equity, and inclusion. We anticipate non-financial strategic metrics would evolve over time.
 Benefits and Perquisites
Our employees are eligible to participate in a full complement of benefit plans. Our named executive officers also participate in enhanced medical and dental plans, life insurance, accidental death and dismemberment, and personal liability coverage at the Company's expense. During fiscal year 2021, our named executive officers were eligible to receive perquisites, including up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction, and a one-time reimbursement of up to $5,000 for retirement financial planning. In addition, to protect our executives from various risks, we maintain an executive protection program that provides our executives with a security assessment for their primary residence and security service for foreign or domestic travel. We believe that our executive benefit and perquisite programs are reasonable and necessary to provide for the well-being of our executives. For more detail on the perquisites that our named executive officers receive, see footnote 6 to the Summary Compensation Table.
Retirement Benefits
We provide retirement benefits to our executives, including our named executive officers, to help them build financial security for retirement, while allowing them to direct the investment of their retirement savings as they choose.

Employees’ Capital Accumulation Plan
All eligible employees, which includes our named executive officers, may participate in the tax-qualified Employees' Capital Accumulation Plan, or ECAP. Under this plan, eligible employees, including our named executive officers, receive an annual matching contribution based on their voluntary contributions up to 6% of their eligible annual income, as determined by the Internal Revenue Code of 1986, as amended (the "Code"). Each executive is also eligible to receive a payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to ECAP under the Code. Executives may elect to have these funds deposited into a pre-tax or Roth 401(k), or the executive may simply receive the funds as a cash payment and be taxed accordingly.
Non-Qualified Deferred Compensation Plan
As part of our executive compensation program, we offer a non-qualified deferred compensation plan for our executives to encourage employees to save for their retirement. Eligible employees, which include all named executive officers, may elect to contribute up to 100% of their annual cash bonus to this plan. None of our named executive officers enrolled for the fiscal year 2021 deferral.
Additional Retirement Benefits
We provide additional retirement benefits to our executives, including our named executive officers, in order to provide them with additional security in retirement and promote a long-term career with our Company. Our executives participate in the Officers' Retirement Plan, under which the executive may retire with full benefits after a minimum of either (a) age 60 with five years of service as an executive, or (b) age 50 with 10 years of service as an executive. An eligible executive who retires and does not receive severance benefits is entitled to receive a single lump-sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy, and dental healthcare. The premiums for this healthcare coverage are paid by the Company.
Executive Ownership Requirements
Equity ownership requirements are in place for our executives, including our named executive officers, to further align their interests to those of our stockholders. Our ownership requirements extend beyond market expectations. Our named executive officers have regularly exceeded our equity ownership guidelines and demonstrate a commitment to the Company's long-term value by owning equity well above their requirements. Until an executive has satisfied the ownership requirements set forth below, the executive cannot sell any equity granted as equity compensation by the Company. Each executive’s required equity ownership amount is determined as a multiple of his or her base salary. The applicable multiples for our named executive officers for fiscal year 2021 are set forth in the table below, as well as a comparison of their approximate actual equity ownership as of the end of the fiscal year:

Named Executive Officers	Ownership Requirement	Actual Ownership [1]
Chief Executive Officer	7x base salary	40x base salary
Other named executive officers	4x base salary	15x base salary
(1) Ownership for the other named executive officers is an average of their equity holdings compared to their respective base pay amounts as of fiscal year-end 2021.
In calculating an executive's ownership, Class A Common Stock, vested in-the-money stock options, restricted stock, restricted stock units, and performance stock units at target, issued under the Equity Incentive Plan are considered as owned by the executive. Each of our named executive officers has satisfied his or her individual stock ownership requirement.
Risk Assessment
In fiscal year 2021, we engaged Korn Ferry to conduct a risk assessment of our compensation programs. Based on our approach of compensating our executives to foster the financial success of the Company as a whole and other elements of our compensation system, as well as the results of Korn Ferry's review, the Compensation Committee concluded that our executive compensation program does not encourage undue risk-taking and the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Advisory Vote to Approve Executive Compensation
At the 2020 Annual Meeting of Stockholders, approximately 95% of the votes cast were in favor of our executive compensation structure. The Board and Compensation Committee viewed this strong support as an indicator of general approval of our approach to executive compensation. In 2017, the Company’s stockholders approved holding the say-on-pay vote annually. The next advisory vote for the frequency of holding the say-on-pay vote is scheduled for the Annual Meeting of Stockholders in 2023.
We continue to engage with our stockholders and welcome feedback regarding our executive compensation programs.
Government Limitations on Reimbursement of Compensation Costs
As a government contractor, we are subject to applicable federal statutes and the Federal Acquisition Regulation (FAR), which govern the reimbursement of costs by our government clients. Pursuant to the FAR our contracts limit the allowability of reimbursement for compensation to certain, or in some cases all, employees, including our named executive officers, to a benchmark compensation cap established each year by the Office of Management and Budget (OMB). When comparing compensation to the benchmark cap, all wages, salary, bonuses, deferred compensation, and employer contributions to defined contribution pension plans, if any, for the year, as recorded in our books and records, must be included. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts. The compensation cap established by the OMB, which is applicable to a portion of our contracts for the 2021 calendar year, is $568,000. Other contracts have higher caps and/or limit the allowable compensation of fewer employees.
Compensation Recovery Provisions (Clawbacks) in Incentive Plans
We have provisions in our incentive plans that provide us with the ability to impose the forfeiture of bonuses and equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans. Such forfeitures and recoveries may occur:
•in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements,
•with respect to individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and,
•to the extent that, based on erroneous data, any award or payment is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations.
In addition, if an individual engages in certain other misconduct, the Company has the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to the Company of any equity award (including gains on the sale of the stock, if any) that vested, was paid, or settled in the 12 months prior to or any time after the individual engaged in such misconduct. Our Equity Incentive Plan and Annual Incentive Plan also permit the Company to subject awards to forfeiture, disgorgement, and recoupment under any applicable claw-back policies that may be adopted by the Board or our Compensation Committee.
Certain Change in Control Provisions
In the event of a change in control, unless the plan administrator determines otherwise, all time-based awards under the Equity Incentive Plan, including options and time-based restricted stock units, will fully vest. Unvested performance-based restricted stock units will remain outstanding at target levels and will vest on the original vesting date, subject to the continued employment or service of the participant by the Company or any subsidiary thereof through such date, but without regard to achievement of any performance goals; however, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of termination. Under the Equity Incentive Plan, “change in control” is generally defined as the acquisition by any person of 50% or more of the combined voting power of our Company's then outstanding voting securities, the merger of our Company if our stockholders immediately prior to the merger do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our Company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization), or the sale of all or substantially all the assets of our Company to non-affiliates.

In addition, if, during the five-year period after a change in control, our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, each of our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
Policies on Timing of Equity Grants
It is our policy not to time the granting of equity awards in relation to the release of material, non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. Time-based annual equity awards to all officers, including the named executive officers, are typically granted by the Compensation Committee meeting in May of each fiscal year. We generally grant equity awards to newly hired and promoted executive officers at the subsequently scheduled Compensation Committee or Board meeting following the respective effective date of the hire or promotion.
Effect of Accounting and Tax Treatment on Compensation Decisions
The Compensation Committee has from time to time considered the potential impact of Section 162(m) of the Code, or Section 162(m), on elements of our compensation program. Section 162(m) imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees.” The 2017 Tax Act made certain changes to Section 162(m), including repealing the performance-based compensation exception and expanding the scope of persons covered by the limitations on deductibility under Section 162(m). Accordingly, compensation paid after March 31, 2018 to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not modified in any material respect after that date.
In prior years, we sought to structure our annual incentive compensation and long-term equity incentive compensation paid to our “covered employees” to be deductible under Section 162(m) to the extent possible. However, our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our Company and our stockholders and does not have a policy requiring compensation to be fully deductible under Section 162(m). While we intend to rely on the transition relief included in the 2017 Tax Act to the extent practicable and consistent with our business needs, as a result of the elimination of the exemption for qualified performance-based compensation, our Compensation Committee expects to pay compensation at levels that are not deductible under Section 162(m).
Other provisions of the Code can also affect compensation decisions. Section 409A of the Code, or Section 409A, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.
Section 280G of the Code, or Section 280G, disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Code imposes a 20% excise tax on those payments. As described above, awards under our Equity Incentive Plan have or will contain provisions that accelerate vesting of all or a portion of the awards in connection with a change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our Company's tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year [1]	Salary	Bonus	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation [4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [5]	All Other Compensation [6]	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski President & Chief Executive Officer	2021	1,500,000	—	5,000,076	—	1,687,500	10,000	157,833	8,355,409
	2020	1,500,000	—	4,999,977	—	1,305,000	10,000	280,457	8,095,434
	2019	1,500,000	—	3,999,930	—	1,687,500	10,000	251,099	7,448,529
Lloyd W. Howell, Jr. Executive Vice President, Chief Financial Officer & Treasurer	2021	1,025,000	—	1,875,075	—	750,000	10,000	142,370	3,802,445
	2020	1,025,000	—	1,874,968	—	580,000	10,000	164,968	3,654,936
	2019	1,025,000	—	1,874,942	—	750,000	10,000	160,084	3,820,026
Karen M. Dahut Executive Vice President	2021	1,025,000	—	1,875,075	—	750,000	10,000	143,954	3,804,029
	2020	1,025,000	—	1,874,968	—	580,000	10,000	186,693	3,676,661
	2019	1,025,000	—	1,874,942	—	750,000	10,000	189,872	3,849,814
Nancy J. Laben Executive Vice President, Chief Legal Officer	2021	650,000	—	975,063	—	712,500	12,086	142,719	2,492,368
	2020	650,000	—	974,973	—	551,000	11,880	170,018	2,357,871
	2019	650,000	—	670,169	249,997	712,500	10,605	134,322	2,427,593
Susan L. Penfield Executive Vice President, Chief Innovation Officer	2021	800,000	—	875,070	—	662,500	10,000	143,494	2,491,064
	2020	800,000	—	874,960	—	501,000	10,000	146,157	2,332,117
	2019	800,000	—	774,965	—	637,500	10,000	150,043	2,372,508
(1)Compensation is provided only for fiscal years for which each individual qualified as a named executive officer. The fiscal year runs from April 1 through March 31 of the subsequent year.
(2)This column reflects the aggregate grant date fair value of the annual time- and performance-based restricted stock units computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 19 to our financial statements for the fiscal year ended March 31, 2021, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive. Values for the performance-based restricted stock units are computed based on the target number of shares. Assuming the maximum level of performance is achieved, the value of the fiscal year 2021 performance-based restricted stock units reflected in this column would be as follows: Mr. Rozanski, $7,200,045; Mr. Howell, $2,250,145; Ms. Dahut, $2,250,145; Ms. Laben $1,170,064; and Ms. Penfield, $1,050,038.
(3)This column reflects the aggregate grant date fair value of the stock options granted to Ms. Laben in fiscal year 2019, computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 19 to our financial statements for the fiscal year ended March 31, 2021, which are incorporated by reference herein.
(4)This column reflects the fiscal year 2021 annual cash incentive bonus program, which provides awards based on the achievement of corporate performance objectives. The amounts reported in this column relate to the year in which such bonuses were earned by each of our named executive officers. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive” for additional detail regarding the annual performance bonus program.
(5)This column reflects the change in the actuarial present value of the cash retirement benefit accrued under the Officers' Retirement Plan for each of our named executive officers from fiscal year-end 2020 to fiscal year-end 2021.
(6)The table below describes the elements included in All Other Compensation.

OTHER COMPENSATION TABLE
Name	Financial Counseling	Qualified Company Contributions to 401(k)	Company Non- Qualified Retirement Contributions to Employees [a]	Executive Medical and Retiree Plan Contributions	Life Insurance	Other [b]	Total
	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski	15,000	17,100	26,000	58,584	3,846	37,303	157,833
Lloyd W. Howell, Jr.	15,000	17,100	26,000	58,584	4,542	21,144	142,370
Karen M. Dahut	15,000	17,100	26,000	58,584	6,426	20,844	143,954
Nancy J. Laben	11,725	17,100	26,000	58,584	8,166	21,144	142,719
Susan L. Penfield	12,500	17,100	26,000	58,584	8,166	21,144	143,494
(a)Represents retirement plan contributions paid by the Company to the named executive officers as described above under “Compensation Discussion and Analysis—Compensation Elements—Retirement Benefits.”
(b)This column includes dental, supplemental medical, accident insurance, personal excess liability coverage, and vehicle parking. This column also includes security services for Mr. Rozanski ($16,159).

GRANTS OF PLAN BASED AWARDS TABLE
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future and Possible Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares or Stock Units [3]	Grant Date Fair Value of Stock and Option Awards [4] ($)
			Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	Approval Date	($)	($)	($)	(#)	(#)	(#)
Horacio D. Rozanski
Annual Incentive Plan		5/20/2020	—	1,125,000	—	—	—	—	—	—
Equity Incentive Plan	5/20/2020	5/20/2020	—	—	—	—	—	—	18,770	1,400,054
Equity Incentive Plan	7/28/2020	7/28/2020	—	—	—	23,965	47,930	95,860	—	3,600,022
Lloyd W. Howell, Jr.
Annual Incentive Plan		5/20/2020	—	500,000	—	—	—	—	—	—
Equity Incentive Plan	5/20/2020	5/20/2020	—	—	—	—	—	—	10,055	750,002
Equity Incentive Plan	7/28/2020	7/28/2020	—	—	—	7,489	14,979	29,958	—	1,125,073
Karen M. Dahut
Annual Incentive Plan		5/20/2020	—	500,000	—	—	—	—	—	—
Equity Incentive Plan	5/20/2020	5/20/2020	—	—	—	—	—	—	10,055	750,002
Equity Incentive Plan	7/28/2020	7/28/2020	—	—	—	7,489	14,979	29,958	—	1,125,073
Nancy J. Laben
Annual Incentive Plan		5/20/2020	—	475,000	—	—	—	—	—	—
Equity Incentive Plan	5/20/2020	5/20/2020	—	—	—	—	—	—	5,229	390,031
Equity Incentive Plan	7/28/2020	7/28/2020	—	—	—	3,894	7,789	15,578	—	585,032
Susan L. Penfield
Annual Incentive Plan		5/20/2020	—	425,000	—	—	—	—	—	—
Equity Incentive Plan	5/20/2020	5/20/2020	—	—	—	—	—	—	4,693	350,051
Equity Incentive Plan	7/28/2020	7/28/2020	—	—	—	3,495	6,990	13,980	—	525,019
(1)Reflects the target bonus for fiscal year 2021 under our Annual Incentive Plan, which provides awards based on the achievement of corporate performance objectives, payable in cash. The Annual Incentive Plan is described more fully under “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive.” Non-equity incentive plan awards have no minimum threshold or maximum payouts, although our plan does limit the annual amount of bonus an individual can earn to $5,000,000. The actual cash bonuses paid for fiscal year 2021 are reflected in the Summary Compensation Table.
(2)Reflects the target number of performance-based restricted stock units granted pursuant to the Equity Incentive Plan on July 28, 2020. The performance-based restricted stock units are based on the Company's performance against ADEPS (75% weighting) and VAR (25% weighting) based on cumulative performance over a three-year period. The maximum payout for the performance-based restricted stock units is equal to 200% of target, and threshold payout is 50% of target. See “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives" for details regarding these grants.
(3)Reflects the time-based restricted stock units granted pursuant to the Equity Incentive Plan on May 20, 2020, which vest in equal annual installments over three years based on the continued employment of the named executive officer. See "Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives" for details regarding these grants.
(4)This column reflects the aggregate grant date fair value of the awards granted under our Equity Incentive Plan, computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 19 to our financial statements for the fiscal year ended March 31, 2021, which are incorporated by reference herein.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)[2]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [3]	Market Value of Shares or Units of Stock That Have Not Vested ($) [4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) [5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) [6]
Horacio D. Rozanski	07/28/20		—	—	—	—	—	—	95,860	7,719,605
	05/20/20		—	—	—	—	12,514	1,007,752	—	—
	05/22/19		—	—	—	—	7,513	605,022	115,904	9,333,749
	04/01/15	89,380	—	—	29.08	04/01/25	—	—	—	—
Lloyd W. Howell, Jr.	07/28/20		—	—	—	—	—	—	29,958	2,412,517
	05/20/20		—	—	—	—	6,704	539,873	—	—
	05/22/19	—	—	—	—	—	4,025	324,133	36,220	2,916,796
	05/19/17	10,552	10,553	—	35.95	05/19/27	—	—	—	—
Karen M. Dahut	07/28/20		—	—	—	—	—	—	29,958	2,412,517
	05/20/20		—	—	—	—	6,704	539,873	—	—
	05/22/19		—	—	—	—	4,025	324,133	36,220	2,916,796
	05/19/17	42,208	10,553	—	35.95	05/19/27	—	—	—	—
	05/23/13	45,000	—	—	18.35	05/23/23	—	—	—	—
	04/01/12	45,000	—	—	10.67	04/01/22	—	—	—	—
Nancy J. Laben	07/28/20		—	—	—	—	—	—	15,578	1,254,496
	05/20/20		—	—	—	—	3,486	280,728	—	—
	05/22/19		—	—	—	—	2,094	168,630	18,834	1,516,702
	11/14/18	13,914	9,279	—	51.22	11/14/28	—	—	—	—
	05/17/17	10,724	5,366	—	35.63	05/17/27	—	—	—	—
	02/08/16	8,103	—	—	26.41	02/08/26	—	—	—	—
Susan L. Penfield	07/28/20		—	—	—	—	—	—	13,980	1,125,809
	05/20/20		—	—	—	—	3,129	251,978	—	—
	05/22/19		—	—	—	—	1,878	151,235	16,902	1,361,118
	05/19/17	42,208	10,553	—	35.95	05/19/27	—	—	—	—
(1)The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, on the dates set forth in the table below:

Name	Option Exercise Price	March 31, 2022	March 31, 2023	Total
Lloyd W. Howell, Jr.	$35.95	10,553	—	10,553
Karen M. Dahut	$35.95	10,553	—	10,553
Nancy J. Laben	$51.22	4,638	4,641	9,279
	$35.63	5,366	—	5,366
Susan L. Penfield	$35.95	10,553	—	10,553
Such options become fully vested and exercisable immediately prior to the effective date of certain change in control events.
(2)     The exercise price of the options granted on April 1, 2012 reflects adjustment in connection with a $6.50 special dividend paid in August 2012.
(3)    The restricted stock units granted to the named executive officers will vest on the dates set forth in the table below:

Name	March 31, 2022	March 31, 2023	Total
Horacio D. Rozanski	13,769	6,258	20,027
Lloyd W. Howell, Jr.	7,376	3,353	10,729
Karen M. Dahut	7,376	3,353	10,729
Nancy J. Laben	3,837	1,743	5,580
Susan L. Penfield	3,442	1,565	5,007
Such restricted stock units become fully vested upon certain change in control events, unless otherwise determined by our Compensation Committee.
(4)    The market value reported in this column has been determined based on the fair market value of our common stock on March 31, 2021 of $80.53.
(5)    This column reflects the number of performance-based restricted stock units based on achievement of maximum performance, which is 200% of the target grant amount for fiscal year 2020 and fiscal year 2021 performance-based restricted stock units, rounded down to the nearest whole share. The table below reflects the vesting opportunity for fiscal year 2020 and fiscal year 2021 performance-based restricted stock unit grants assuming achievement of target performance for the named executive officers.

Name	March 31, 2022	March 31, 2023	Total
Horacio D. Rozanski	57,952	47,930	105,882
Lloyd W. Howell, Jr.	18,110	14,979	33,089
Karen M. Dahut	18,110	14,979	33,089
Nancy J. Laben	9,417	7,789	17,206
Susan L. Penfield	8,451	6,990	15,441
    Vesting opportunity ranges from 0-200% based on actual performance during the three-year performance period compared to the three-year cumulative ADEPS and VAR performance goals. Upon a change in control, the performance-based restricted stock units will remain outstanding and will vest on the vesting date at target performance levels, subject to the continued employment or service of the participant by the Company or any Subsidiary thereof through such date, but without regard to achievement of any Performance Goals; provided, that, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of termination.
(6)    The market value reported in this column has been determined based on maximum performance which is 200% of the target grant amount for fiscal year 2020 and fiscal year 2021 performance-based restricted stock units, rounded down to the nearest whole share, using the fair market value of our common stock on, March 31, 2021 of $80.53.
Option Exercises and Stock Vested Table
The table below provides information on vesting of the restricted stock units and exercise of the stock options of each of our named executive officers during fiscal year 2021:

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise [1] ($)	Number of Shares Acquired on Vesting [2] (#)	Value Realized on Vesting [3] ($)
Horacio D. Rozanski	—	—	149,922	12,301,691
Lloyd W. Howell, Jr.	31,656	1,580,117	67,451	5,530,686
Karen M. Dahut	—	—	67,451	5,530,686
Nancy J. Laben	8,102	519,409	21,747	1,779,808
Susan L. Penfield	36,624	2,376,500	25,177	2,061,553
(1)The value realized upon exercise is calculated based on the fair market value of our common stock at exercise less the exercise price of the option.
(2)Includes performance-based RSUs earned by our named executive officers in connection with the fiscal years 2019-2021 performance period that vested on March 31, 2021, and a portion of the time-based RSUs granted in previous fiscal years that vested on March 31, 2021.
(3)The value realized on vesting is calculated based on fair market value on the applicable vesting date of March 31, 2021 and May 18, 2021, respectively, multiplied by the number of shares of our common stock underlying such award.

Pension Benefits Table
The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. Under the Officers’ Retirement Plan, if an executive retires of his or her own volition (and is not entitled to severance) after a minimum of either (a) age 60 with five years of service as an executive, or (b) age 50 with 10 years of service as an executive, such executive will be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate. As of fiscal year-end 2021, Messrs. Rozanski and Howell and Mses. Dahut and Penfield are eligible to receive benefits under the Officers’ Retirement Plan upon retirement.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits [1] ($)	Payments During Last Fiscal Year ($)
Horacio D. Rozanski	Officers’ Retirement Plan	21.5	215,000	—
Lloyd W. Howell, Jr.	Officers’ Retirement Plan	20.5	205,000	—
Karen M. Dahut	Officers’ Retirement Plan	16.5	165,000	—
Nancy J. Laben	Officers’ Retirement Plan	7.5	73,510	—
Susan L. Penfield	Officers’ Retirement Plan	18.5	185,000	—
(1)The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under FASB ASC 715-30, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions, as set forth in Note 14 to our financial statements for the fiscal year ended March 31, 2021, which are incorporated by reference herein. The amounts shown above reflect an assumption that each participant collects his or her benefit at the earliest age at which an unreduced benefit is available.

Potential Payments upon Termination or a Change in Control
Transition Pay
Consistent with our Transition Policy, which deals with departures other than retirement, resignation, death, disability, and terminations for cause, each named executive officer is eligible for transition pay equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay. Under the terms of our Transition Policy and Retirement Policy, all departure payments and benefits are contingent upon the executives’ signing of a general release.
Retirement Benefits
Under our Officers' Retirement Plan, if our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. They are also eligible for a one-time payment of $5,000 upon entering retirement for financial counseling expenses associated with developing a retirement financial strategy. In addition, each of our named executive officers and their eligible dependents will be entitled to receive the benefit of Company-paid retiree medical and dental coverage for life.
Treatment of Equity Awards
In addition, our Equity Incentive Plan and the award agreements governing the equity awards held by our named executive officers include provisions related to the treatment of the awards upon a termination of employment:
Death
In the event of a named executive officer’s termination of employment due to death, (i) unvested options immediately vest and remain outstanding until the first anniversary of the termination date, or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock immediately vest, and (iii) unvested performance-based restricted stock units immediately vest at target award levels.
Disability
In the event of a named executive officer’s termination of employment due to disability, (i) unvested options continue to vest on the normal schedule, and vested options will remain outstanding until the first anniversary of the termination date (or for options vesting after the termination date, the first anniversary of the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock continue to vest on the normal schedule, and (iii) unvested performance-based restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date).
Company Approved Departure
In the event of a named executive officer’s termination of employment by reason of a “Company approved departure” (as defined in the Equity Incentive Plan or applicable award agreement), (i) unvested options continue to vest on the normal schedule, and vested options remain outstanding until the 60th day following the termination date (or for options vesting after the termination date, the 60th day following the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units continue to vest on the normal schedule, and (iii) unvested performance-based restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date). In May 2020, the Compensation Committee extended the post-termination exercise period for outstanding options to 90 days following the termination date (or for options vesting after the termination date, 90 days following the vesting date), or if earlier, the option’s expiration date.
For Cause
In the event of a named executive officer’s termination of employment for cause (as defined in the applicable award agreement), all vested and unvested options, and all unvested time-based restricted stock units, restricted stock, and performance-based restricted stock units are immediately forfeited and canceled, effective as of the termination date.

Qualified Permanent Retirement
If a named executive officer’s employment is terminated by reason of a qualifying permanent retirement on or after March 31 of the first fiscal year of a performance period, unvested performance-based restricted stock units will continue to vest on the vesting date based on actual achievement of the performance goals as if employment had not terminated. In the event of a retirement occurring prior to March 31 of the first fiscal year of the performance period, or if at any time if the retirement is not a qualifying permanent retirement, all unvested performance-based restricted stock units will be immediately forfeited.
Any Other Termination
In the event of a named executive officer’s termination of employment for any reason other than death, disability, a Company approved departure, a qualified permanent retirement after the first fiscal year of a performance period (in the case of the performance-based restricted stock units), or cause, unvested options are immediately forfeited and canceled, and vested options remain outstanding until the 90th day following the termination date, or if earlier, the option’s expiration date, and unvested time-based restricted stock units and performance-based restricted stock units are immediately forfeited, in each case unless otherwise determined by our Compensation Committee.
Non-Competition Agreements
The named executive officers are party to agreements that include non-competition, non-solicitation, and non-recruitment covenants, which generally cover the period during which the executive is employed with us and for one year following termination of employment, along with perpetual confidentiality covenants. If the named executive officer breaches these agreements or otherwise engages in competitive activity as defined in the Equity Incentive Plan, the Company has the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, or was paid or settled, in the 12 months prior to, or any time after, such breach or the date the individual otherwise engaged in such competitive activity.
Change in Control Protections
We do not have change in control agreements with any of our employees.
Under the Equity Incentive Plan, and unless provided otherwise in an award agreement or determined by our Compensation Committee, if a change in control occurs, outstanding service-vesting options will vest immediately prior to the change in control and time-based restricted stock units will vest upon the change in control. With respect to performance-based restricted stock units, in the event of a change in control, an amount of restricted stock units equal to the target award will remain outstanding and will vest on the vesting date, subject to the continued employment or service of the participant but without regard to the achievement of any performance goals. If the participant's employment or service is terminated by the Company without cause or for good reason (as defined in the applicable award agreement) within two years following the change in control, the outstanding performance-based restricted stock units will vest (at target) as of the termination date.
In addition, if during the five-year period after a change in control our executives’ retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan during such five-year period and will receive a cash payment equal to the excess of the actuarial cost of the executive’s benefits under the plan that would be accrued on the Company’s financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control after giving effect to the termination or modification (but excluding the accrual on the payment itself).
The following table presents potential payments to each named executive officer as if the named executive officer’s employment had been terminated or a change in control had occurred as of the last day of fiscal year 2021. If applicable, amounts in the table were calculated using $80.53, the closing fair market value of our common stock on March 31, 2021. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare, and other benefits that are available to our salaried employees generally.

	Severance Pay [1]	Equity With Accelerated Vesting [2]	Retirement Plan Benefits [8]	Death and Disability Benefits		Continued Perquisites and Benefits		Total
Name	($)	($)	($)	($)		($)		($)
Horacio D. Rozanski
Death	—	10,139,452	—	2,125,000	3	—		12,264,452
Disability	—	—	—	2,929,219	4	1,414,495	5	4,343,714
Involuntary Termination	1,500,000	—	—	—		30,000	6	1,530,000
Retirement [11]	—	—	215,000	—		1,503,329	7	1,718,329
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	1,612,774	—	—		1,414,495	9	3,027,269
Involuntary Termination After Change-In-Control	—	8,526,677	—	—		—		8,526,677
Lloyd W. Howell, Jr.
Death	—	3,999,116	—	2,085,417	3	—		6,084,533
Disability	—	—	—	2,770,950	4	1,318,061	5	4,089,011
Involuntary Termination	1,025,000	—	—	—		30,000	6	1,055,000
Retirement [11]	—	—	205,000	—		1,404,493	7	1,609,493
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	1,334,459	—	—		1,318,061	9	2,652,520
Involuntary Termination After Change-In-Control	—	2,664,657	—	—		—		2,664,657
Karen M. Dahut
Death	—	3,999,116	—	2,085,417	3	—		6,084,533
Disability	—	—	—	2,352,073	4	1,076,761	5	3,428,834
Involuntary Termination	1,025,000	—	—	—		30,000	6	1,055,000
Retirement [11]	—	—	165,000	—		1,163,738	7	1,328,738
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	1,334,459	—	—		1,076,761	9	2,411,220
Involuntary Termination After Change-In-Control	—	2,664,657	—	—		—		2,664,657
Nancy J. Laben
Death	—	2,347,857	—	2,054,167	3	—		4,402,024
Disability	—	—	—	1,965,329	4	—		1,965,329
Involuntary Termination	650,000	—	—	—		30,000	6	680,000
Retirement [10]	—	—	—	—		—		—
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	962,258	—	—		—		962,258
Involuntary Termination After Change-In-Control	—	1,385,599	—	—		—		1,385,599
Susan L. Penfield
Death	—	2,117,130	—	2,066,667	3	—		4,183,797
Disability	—	—	—	1,963,464	4	922,776	5	2,886,240
Involuntary Termination	800,000	—	—	—		30,000	6	830,000
Retirement [11]	—	—	185,000	—		1,021,273	7	1,206,273
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	873,666	—	—		922,776	9	1,796,442
Involuntary Termination After Change-In-Control	—	1,243,464	—	—		—		1,243,464
(1)Each named executive officer is eligible for transition pay under our Transition Policy upon an involuntary termination equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay.
(2)This column includes the value of the equity with accelerated vesting calculated using $80.53, the closing fair market value of our common stock on March 31, 2021. With respect to the performance-based restricted stock units, this column assumes the named executive officer was involuntarily terminated on the date of the change in control. The accelerated vesting for a change in control is described in more detail under “Change in Control Protections.” In the event of death, all outstanding service-vesting options and time-based restricted stock units immediately vest. Upon certain qualifying retirement events, the performance-based restricted stock units will be treated as described below in footnote 11 to this table.
(3)Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Decedents' survivors also receive one month’s base pay.
(4)These amounts include the present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000 per year). These amounts were calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FASB ASC 715-30 and 715-60 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.
(5)These amounts include the actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under FASB ASC 715-60, using the Accumulated Post-Retirement Benefit Obligation, with an adjustment made to retirement age assumptions as required by SEC regulations.
(6)These amounts include $30,000 in outplacement assistance.

(7)These amounts represent the actuarial present value of retiree medical benefits which were calculated as described in footnote 5 above. These amounts also include the actuarial present value of up to $4,000 per year for financial counseling assistance and were calculated with the same assumptions we use to disclose our Retired Officers’ Bonus Plan, consistent with FASB ASC 715-30, with an adjustment to the rate of retirement; the valuation is based on the discounted value of the full $4,000. These amounts also include a one-time retirement gift of $10,000, one-time reimbursement for $5,000 for retirement financial counseling, and depreciated value of bestowed office furniture.
(8)This column represents the benefits under the Officers’ Retirement Plan. The amounts have been calculated using the methodology and assumptions described in footnote 1 to the Pension Benefits Table above.
(9)These amounts reflect the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.
(10)Ms. Laben was not retirement eligible as an executive as of March 31, 2021.
(11)If the named executive officer’s employment terminated on or after March 31, 2021 by reason of a “qualifying permanent retirement” (as defined in the applicable award agreement), outstanding unvested performance-based restricted stock units will be eligible to continue to vest on the vesting date, subject to and based on actual achievement of the performance goals. The estimated value of the continued vesting would be $8,526,677, $2,664,657, $2,664,657, and $1,243,464 for Mr. Rozanski, Mr. Howell, Ms. Dahut, and Ms. Penfield, respectively, calculated based on the closing fair market value of our common stock on March 31, 2021 and assuming achievement of target performance levels. Upon retirement that at any time is not considered a qualifying permanent retirement, the outstanding unvested performance-based restricted stock units will be forfeited.
Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K ("Item 402(u)"), we are providing the following estimated information for fiscal year 2021:
•the total annual compensation of the median employee was approximately $121,117, which we calculated using the same methodology we used to determine the annual total compensation of our named executive officers for fiscal year 2021 (as set forth in the Summary Compensation Table), and included base salary, employee bonuses and awards, the Company 401(k) plan match, and the Company-paid portion of the medical and dental benefits;
•the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $8,355,409; and
•the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (the "Pay Ratio") was approximately 69 to 1.
The Pay Ratio is a reasonable estimate calculated in a matter consistent with Item 402(u). Additionally, the rules for identifying the "median employee" and calculating the Pay Ratio allow companies to apply various methodologies and assumptions. As a result, the compensation for our median employee and the Pay Ratio reported by us should not be used as a comparison to the information reported by other companies.
Methodology for Identifying Our "Median Employee"
We determined that as of March 31, 2021 our total employee population consisted of approximately 28,608 individuals, including our CEO, and both full-time and part-time employees, of which approximately 27,660 were aligned to offices in the United States and 943 to offices in non-U.S. jurisdictions. As the population of employees located in non-U.S. jurisdictions accounts for less than 5% of our total workforce, we were able to rely on the de minimis exception permitted under Item 402(u) and exclude the non-U.S. population from our "median employee" calculation, which included employees located in Afghanistan (3), Belgium (6), Djibouti (2), Georgia (1), Germany (391), Italy (12), Japan (102), Republic of Korea (76), Lebanon (10), Netherlands (4), Qatar (1), Kingdom of Saudi Arabia (6), Singapore (7), United Arab Emirates (132), and the United Kingdom (190). After excluding the non-U.S. population, our CEO, and employees on unpaid leave of absence for the full fiscal year 2021, the resulting adjusted employee population to be used for identifying our "median employee" was 27,633.
We compared the annual salary of our adjusted employee population as reflected in our human resources system of record. This measure was consistently applied to all individuals in the adjusted employee population. This analysis yielded our median salary which identified a single individual, for whom we performed a detailed analysis of the annual total compensation, as discussed below.
Annual Total Compensation Determination
Upon identifying our "median employee," we removed the unique compensation elements or employment events that were not representative of our broad employee population, such as tuition reimbursement, anniversary or recognition awards, and other unique forms of compensation. We calculated annual total compensation using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for fiscal year 2021 (as set forth in the Summary Compensation Table). Specifically, in addition to the actual salary paid for fiscal year 2021, the calculation of total compensation for our "median employee" included Company-paid portions of health and wellness benefits and qualified retirement plan contributions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.
THE COMPENSATION COMMITTEE
Gretchen W. McClain (Chair)
Melody C. Barnes
Michèle A. Flournoy
Ian Fujiyama

AUDIT COMMITTEE REPORT
The Audit Committee is composed of five directors identified below, each of whom is an independent director as defined by the applicable SEC rules and the NYSE listing standards. Four committee members, Mark E. Gaumond, Joan Amble, Ellen Jewett, and Charles O. Rossotti, have been designated by the Board as “audit committee financial experts” under applicable SEC rules. For further description of each committee member’s background and expertise, please refer to the director qualification section of our proxy statement beginning on page seven.
The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to, among other things, the Company’s accounting, auditing, and financial reporting processes, internal controls, compliance with legal and regulatory requirements and its code of ethics, and risk management, as discussed more fully in the Audit Committee charter, a copy of which is available on our website, www.boozallen.com. In accordance with its charter, the Audit Committee appoints the Company’s independent registered public accounting firm, E&Y, subject to stockholder ratification, and conducts an annual review of its performance. In addition, the Audit Committee pre-approves all audit and permissible non-audit services provided by E&Y, and the fees for those services. The Audit Committee also oversees the Company’s internal audit function, including its annual audit plan, budget, and staffing. As part of its oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company's internal auditors, and E&Y.
Management has the primary responsibility for the Company's financial statements and accounting and reporting processes, including the systems of internal accounting control. E&Y is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and rendering opinions on whether the financial statements are in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management of the Company and E&Y, the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2021 (the “Audited Financial Statements”), and their assessment of the effectiveness of internal control over financial reporting. The Audit Committee also reviewed any significant audit findings identified by E&Y, and those identified by the Company's internal auditors as well as management's responses thereto. In addition, the Audit Committee discussed with E&Y the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee has also: (i) considered whether non-audit services provided by E&Y are compatible with its independence; (ii) received the written disclosures and the letter from E&Y required by the applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence; and (iii) discussed with E&Y its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 for filing with the SEC.
THE AUDIT COMMITTEE
Mark E. Gaumond (Chair)
Joan Lordi C. Amble
Ellen Jewett
Arthur E. Johnson
Charles O. Rossotti

PRE-APPROVAL OF SERVICES BY
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table presents the Company’s fees for services performed by its principal accounting firm, E&Y, during fiscal years 2021 and 2020.

(Amounts in thousands)	2021	2020
Audit fees(1)	$4,097	$4,733
Audit-related fees(2)	223	545
Tax fees(3)	$376	$1,538
All other fees(4)	—	183
Total	$4,696	$6,999
(1)Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.
(2)Audit-related fees principally include those for services related to accounting consultations in connection with the Company’s implementation and operation of its new financial management systems.
(3)Tax fees principally include domestic and foreign tax compliance and advisory services.
(4)All other fees principally include non-audit services related to our implementation and operation of new financial management systems.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed E&Y as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2022. E&Y served as our independent auditors for the fiscal year ended March 31, 2021. Stockholder approval of the appointment is not required.
The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of E&Y, the Audit Committee will reconsider whether to hire the firm and may retain E&Y or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of E&Y are expected to be present at the Annual Meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2022.

PROPOSAL 3: ADVISORY VOTE ON COMPANY'S EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in this proxy statement. Although this vote is advisory, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
As described in detail in the CD&A, our compensation programs are designed to attract, motivate, and retain executives of outstanding ability to meet and exceed the demands of our clients, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for underperformance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Accordingly, the Board submits the following resolution for a stockholder vote at the 2021 Annual Meeting:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2021 Annual Meeting.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the
Compensation Discussion & Analysis of this proxy statement.

OTHER BUSINESS
The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,
Jacob D. Bernstein
Secretary
McLean, Virginia
June 17, 2021

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
The Board is soliciting proxies to be used at the Annual Meeting of Stockholders to be held virtually on July 28, 2021, beginning at 8:00 a.m. (EDT) at www.virtualshareholdermeeting.com/BAH2021.
Why am I receiving these proxy materials?
You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules, and describes issues on which we would like you to vote at our Annual Meeting of Stockholders. It also gives you information on these issues so that you can make an informed decision. The proxy materials include our proxy statement for the Annual Meeting, our annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended March 31, 2021 and the proxy card, or a voting instruction card, for the Annual Meeting.
Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of Class A common stock of the Company.
If you submit a proxy by using the Internet, by calling, or by signing and returning the proxy card, you will appoint Horacio D. Rozanski, President and Chief Executive Officer, and Nancy J. Laben, Executive Vice President and Chief Legal Officer, (with full power of substitution) as your representatives at the Annual Meeting. He or she will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with his or her best judgment. By submitting a proxy, you can ensure your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance by using the Internet, by calling, or by signing and returning your proxy card. If you vote by Internet or by calling, you do not need to return your proxy card.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the "Notice and Access" rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by submitting a request in writing to our Secretary at Booz Allen Hamilton, 8283 Greensboro Drive, McLean, Virginia 22102. We encourage stockholders to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact and cost of the annual meeting.
How can I sign up for the electronic proxy delivery service?
You can elect to receive an email that provides a link to our future proxy materials on the Internet. The proxy card or the instructions that accompanied your proxy materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Why is the Company holding a virtual Annual Meeting?
In light of COVID-19, for the safety and well-being of our stockholders, Board of Directors, and employees, and other participants, we have determined that we will hold the Annual Meeting in a virtual only format, with no physical in-person meeting.
How do I attend and participate in the virtual Annual Meeting?
You will be able to virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BAH2021. Although it will be a virtual-only meeting, the Company wants to assure its stockholders of its commitment to ensuring that the Annual Meeting provides its stockholders with the same rights and opportunities to participate as in an in-person meeting, including the ability to ask questions of the Company's Board of Directors and management.
To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time on July 28, 2021. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 7:45 a.m. Eastern Time, and you should allow ample time to ensure your ability to access the meeting.
You may submit a question during the meeting by visiting www.virtualshareholdermeeting.com/BAH2021 and following the instructions on the website. The Company will post responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints on the Company's Investor Relations portion of its website, www.boozallen.com, as soon as practicable after the Annual Meeting. The Chair of the meeting has broad authority to conduct the Annual Meeting in an orderly manner, including establishing rules of conduct. A copy of the rules of conduct will be available online at the Annual Meeting.
In addition, the Company will have technicians ready beginning fifteen minutes prior to the meeting to assist participating stockholders with any technical difficulties they may have accessing the virtual meeting. If participating stockholders encounter any difficulties accessing the virtual meeting during check-in or the meeting, they may call the technical support number that will be posted on the virtual meeting platform log-in page.
Who is entitled to vote at the Annual Meeting?
Holders of the Company’s Class A common stock are entitled to vote at the Annual Meeting. The Board has established the record date for the Annual Meeting as June 7, 2021. Only holders of record of the Company’s Class A common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting.
How many shares must be present to hold the Annual Meeting?
In order for us to lawfully conduct business at the Annual Meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person at the Annual Meeting or represented by proxy. This is referred to as a quorum. Stockholders who attend the Annual Meeting online at www.virtualshareholdermeeting.com/BAH2021 will be deemed to be in person attendees for purposes of determining if a quorum has been met. If a quorum is present, we can hold the Annual Meeting and conduct business.
How many shares may I vote?
On June 7, 2021, 135,389,546 shares of our Class A common stock were outstanding. Each share of Class A common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.
What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of four director nominees	FOR each nominee	7
No. 2	Ratification of appointment of E&Y as the Company's independent registered accounting firm for fiscal year 2022	FOR	51
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the CD&A of the proxy statement	FOR	52
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. In this case, we are sending the Notice of Internet Availability of Proxy Materials to you directly.
If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the Notice of Internet Availability of Proxy Materials will be forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions noted below.

What is the procedure for voting?
If you are a stockholder of record of Class A common stock, you can vote your shares at the Annual Meeting by attending the virtual meeting using the control number located on your proxy card, or the instructions that accompanied your proxy materials and submitting an electronic ballot, or you can give a proxy to be voted at the Annual Meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.
If you are a beneficial owner of Class A common stock, you must obtain a proxy, executed in your favor, from the stockholder of record to be able to vote virtually at the Annual Meeting. You can vote your shares at the Annual Meeting by attending the virtual meeting using the control number located on your proxy card, or the instructions that accompanied your proxy materials and submitting an electronic ballot, or you can give a proxy to be voted at the Annual Meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.
Can I change my proxy?
You may revoke your proxy before it is voted at the Annual Meeting by delivering a signed revocation letter to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102, or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are virtually attending the Annual Meeting, you may revoke your proxy by virtually attending the Annual Meeting and voting during the Annual Meeting. Virtual attendance at the Annual Meeting will not by itself revoke a proxy.
Can other matters be decided at the Annual Meeting?
The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
What is the vote required for each proposal?
For proposal 1, each of the directors shall be elected by a majority of the votes validly cast at the Annual Meeting. For proposals 2 and 3, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting represented either in person or by proxy at the Annual Meeting.
What if I am a stockholder of record and do not provide voting instructions when returning a proxy?
Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:
•FOR the election of all director nominees as set forth in this proxy statement;
•FOR the ratification of the appointment of E&Y as the Company's independent registered accounting firm for fiscal year 2022; and
•FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.
What if I am a beneficial owner and do not give voting instructions to my broker?
If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors and advisory vote on executive compensation. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.

How are abstentions and broker non-votes counted?
Abstentions will be treated as present for purposes of determining a quorum but will not be included in vote totals. Abstentions will have the effect of a vote “against” each of the proposals, other than for the election of directors whereby abstentions will not affect the outcome.
Broker non-votes are counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the non-routine proposals. For the routine proposal, the ratification of an independent registered public accounting firm, discretionary voting by a broker is permitted.
Who will count the votes?
A representative from Broadridge Financial Services will tabulate the votes and the results will be certified by the inspector of election.
Who will bear the costs of soliciting votes for the Annual Meeting?
The Company will bear all costs of soliciting proxies. Pursuant to rules adopted by the SEC, we have elected to deliver a Notice of Internet Availability of Proxy Materials to you and make the proxy materials available via the Internet at www.proxyvote.com, which may be accessed using the control number located on each proxy card. We have retained the services of Morrow Sodali LLC to assist in the solicitation of proxies for the Annual Meeting. The estimated cost of such services is $12,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.
When will the Company announce the voting results?
The preliminary voting results will be announced at the Annual Meeting. The Company will report the final results on our website, www.boozallen.com, and in a Current Report on Form 8-K filed with the SEC.
Can I receive a copy of the Annual Report?
The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2021 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 7, 2021, the record date for the Annual Meeting.
What is “householding” and how does it affect me?
In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, please write or call our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report to stockholders, or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.
How do I submit a proposal for action at the annual of meeting of stockholders in 2022?
Under applicable SEC rules and regulations, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by February 17, 2022. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.
Pursuant to our fifth amended and restated bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2022 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than March 31, 2022 and no later than April 30, 2022, except that if the date of the 2022 Annual Meeting of Stockholders is changed, and the meeting is held before June 28, 2022 or after October 6, 2022, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

Appendix A
Non-GAAP Measures
We publicly disclose certain non-GAAP financial measurements, including Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted Earnings Per Share, or Adjusted Diluted EPS, because management uses these measures for business planning purposes, including to manage our business against internal projected results of operations and measure our performance. We view Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted EPS as measures of our core operating business, which exclude the impact of the items detailed below, as these items are generally not operational in nature. These non-GAAP measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. In addition, we use Revenue, Excluding Billable Expenses because it provides management useful information about the Company's operating performance by excluding the impact of costs that are not indicative of the level of productivity of our consulting staff headcount and our overall direct labor, which management believes provides useful information to our investors about our core operations. We also utilize and discuss Free Cash Flow because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business, and measuring liquidity generally. We present these supplemental measures because we believe that these measures provide investors and securities analysts with important supplemental information with which to evaluate our performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess our performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of revenue to Revenue, Excluding Billable Expenses, net income to Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted EPS, and net cash provided by operating activities to Free Cash Flow, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to, revenue, net income, or diluted EPS, as measures of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, net cash provided by operating activities as a measure of liquidity, each as defined under GAAP. We have defined the aforementioned non-GAAP measures as follows:
•"Revenue, Excluding Billable Expenses" represents revenue less billable expenses. We use Revenue, Excluding Billable Expenses because it provides management useful information about the Company's operating performance by excluding the impact of costs that are not indicative of the level of productivity of our consulting staff headcount and our overall direct labor, which management believes provides useful information to our investors about our core operations.
•"Adjusted EBITDA" represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments and supplemental employee benefits due to the COVID-19 outbreak and acquisition related costs. “Adjusted EBITDA Margin on Revenue” is calculated as Adjusted EBITDA divided by revenue. "Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses" is calculated as Adjusted EBITDA divided by Revenue, Excluding Billable Expenses. The Company prepares Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, and Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
•"Adjusted Net Income" as presented herein, represents net income before: (i) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (ii) supplemental employee benefits due to the COVID-19 outbreak, (iii) acquisition related costs, (iv) research and development tax credits, (v) release of income tax reserves, (vi) re-measurement of deferred tax assets/liabilities, (vii) loss on debt extinguishment, and (viii) amortization or write-off of debt issuance costs and write-off of original issue discount, in each case net of the tax effect where appropriate calculated using an assumed effective tax rate. We prepare Adjusted Net Income to eliminate the impact of items, net of tax, we do not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature. We view net income excluding the impact of the re-measurement of the Company's deferred tax assets and liabilities as an important indicator of performance consistent with the manner in which management measures and forecasts the Company's performance and the way in which management is incentivized to perform.
•“Adjusted Diluted EPS” as presented herein, represents diluted EPS calculated using Adjusted Net Income, as presented herein, as opposed to net income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method as disclosed in the footnotes to the consolidated financial statements.
•“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property, equipment, and software.

Below is a reconciliation of Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2021	2020	2019
	(Unaudited)
Revenue, Excluding Billable Expenses
Revenue	$7,858,938	$7,463,841	$6,704,037
Billable Expenses	2,325,888	2,298,413	2,004,664
Revenue, Excluding Billable Expenses	5,533,050	5,165,428	4,699,373
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue & Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses
Net income	$608,958	$482,603	$418,529
Income tax (benefit) expense	53,481	96,831	96,874
Interest and other, net (a)	91,932	89,768	86,991
Depreciation and amortization	84,315	81,081	68,575
EBITDA	838,686	750,283	670,969
Transaction expenses (b)	—	1,069	3,660
COVID-19 supplemental employee benefits (c)	$577	$2,722	$—
Acquisition costs (d)	$411	$—	$—
Adjusted EBITDA	$839,674	$754,074	$674,629
Adjusted EBITDA Margin on Revenue	10.7%	10.1%	10.1%
Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses	15.2%	14.6%	14.4%
Adjusted Net Income
Net income	608,958	482,603	418,529
Transaction expenses (b)	—	1,069	3,660
COVID-19 supplemental employee benefits (c)	577	2,722	—
Acquisition costs (d)	411	—	—
Research and development tax credits (e)	(2,928)	(38,395)	—
Release of income tax reserves (f)	(29)	(68)	(462)
Re-measurement of deferred tax assets/liabilities (g)	(76,767)	—	(27,908)
Loss on debt extinguishment (h)	13,239	—	—
Amortization or write-off of debt issuance costs and write-off of original issue discount	2,402	2,395	2,920
Adjustments for tax effect (i)	$(4,324)	$(1,608)	$(1,711)
Adjusted Net Income	$541,539	$448,718	$395,028
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	138,703,220	141,238,135	143,156,176
Adjusted Net Income Per Diluted Share (j)	$3.90	$3.18	$2.76
Free Cash Flow
Net cash provided by operating activities	$718,684	$551,428	$499,610
Less: Purchases of property and equipment	(87,210)	(128,079)	(94,681)
Free Cash Flow	$631,474	$423,349	$404,929
(a)Reflects the combination of Interest expense and Other income (expense), net from the consolidated statement of operations.

(b)Fiscal year 2020 and fiscal year 2019 reflect debt refinancing costs incurred in connection with the refinancing transactions consummated on November 26, 2019 and July 23, 2018, respectively.
(c)Represents the supplemental contribution to employees' dependent care FSA accounts in response to COVID-19.
(d)Represents certain costs incurred related to acquisition efforts of the Company, including legal and other professional fees.
(e)Reflects tax credits, net of reserves for uncertain tax positions, recognized in fiscal years 2021 and 2020 related to an increase in research and development credits available for fiscal years 2016 to 2020 and fiscal years 2016 to 2020, respectively.
(f)Release of pre-acquisition income tax reserves assumed by the Company in connection with the Carlyle Acquisition.
(g)Fiscal 2021 reflects the income tax benefit associated with tax losses generated during fiscal 2021 as a result of a change in certain tax methods of accounting. The Company intends to carry these losses back to fiscal 2016 and subsequent periods under the Coronavirus Aid, Relief, and Economic Security Act, and has re-measured the fiscal 2021 loss accordingly. Fiscal 2019 reflects the adjustments made to the provisional income tax benefit associated with the re-measurement of the Company's existing deferred tax assets and liabilities as a result of the 2017 Tax Act.
(h)Reflects the loss on debt extinguishment resulting from the redemption of Booz Allen Hamilton Inc.'s 5.125% Senior Notes due 2025, including $9.0 million of the premium paid at redemption, and write-off of the unamortized debt issuance cost.
(i)Reflects the tax effect of adjustments at an assumed effective tax rate of 26%, which approximates the blended federal and state tax rates, and consistently excludes the impact of other tax credits and incentive benefits realized.
(j)Excludes an adjustment of approximately $3.5 million, $1.6 million, and $1.8 million of net earnings for fiscal years 2021, 2020, and 2019, respectively, associated with the application of the two-class method for computing diluted earnings per share.

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Booz | Allen | Hamilton

BOOZ ALLEN HAMILTON HOLDING CORPORATION
8283 GREENSBORO DRIVE
MCLEAN, VA 22102

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BAH2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49918-P52919

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOOZ ALLEN HAMILTON HOLDING CORPORATION

The Board of Directors recommends you vote FOR all the nominees listed:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Horacio D. Rozanski	☐	☐	☐
1b. Ian Fujiyama	☐	☐	☐
1c. Mark Gaumond	☐	☐	☐
1d. Gretchen W. McClain	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the Company's registered independent public accountants for fiscal year 2022.	☐	☐	☐
3. Advisory vote to approve the compensation of the Company's named executive officers.	☐	☐	☐

NOTE: The transaction of any other business that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D49919-P52919

BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
JULY 28, 2021 8:00 A.M. EDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Horacio D. Rozanski and Nancy J. Laben and each of them as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the "Company"), to be held virtually on July 28, 2021 at 8:00 A.M., Eastern Daylight Time at www.virtualshareholdermeeting.com/BAH2021, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ALL ADJOURNMENTS AND POSTPONEMENTS THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side